________________________________________________________
AMENDED AND RESTATED LOAN AGREEMENT
________________________________________________________
Dated as of April 20, 2012
Between
EACH OF THE PARTIES LISTED ON SCHEDULE A ATTACHED HERETO,
as Borrower
and
CITIGROUP GLOBAL MARKETS REALTY CORP.,
as Lender

LOAN AGREEMENT
THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of April 16, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CITIGROUP GLOBAL MARKETS REALTY CORP., having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013 (together with its successors and/or assigns, “Lender”) and EACH OF THE PARTIES LISTED ON SCHEDULE A ATTACHED HERETO, each a Delaware limited liability company, each having its principal place of business at 405 Park Avenue, 15th Floor, New York, New York 10022 (individually and collectively, as the context may require, “Borrower”).
RECITALS:
Borrower and Lender executed that certain Loan Agreement (the “Original Loan Agreement”) dated as of January 18, 2012 (the “Original Closing Date”) in connection with a certain loan by Lender to Borrower in the principal amount of $15,100,000.00 (the “Original Loan”).
Lender has agreed to advance to Borrower an additional $39,200,000.00 and in connection therewith Borrower has agreed to add new parties and additional properties to the Original Loan Agreement.
In furtherance of the foregoing, Borrower and Lender wish to amend and restated the Original Loan Agreement in its entirety.
In consideration of the mutual covenants and agreement hereinafter set forth and in and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree that all of the terms, provisions and obligations contained in the Original Loan Agreement are hereby amended, restated and superseded in their entirety to read as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.    Definitions.
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable LLC” shall mean a limited liability company formed under Delaware or Maryland law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.
“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.
“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the Replacement Reserve Account, the Immediate Repair Account, the Excess Cash Flow Account, the Operating Expense Account, Warranty Expense Account, GSA Reserve Account, FedEx Reserve Account and any other account established by this Agreement or the other Loan Documents.
“Act” is defined in Section 5.1 hereof.
“Additional GSA Reserve Amount” shall have the meaning set forth in Section 8.9(c) hereof.
“Additional Loan Advance” shall have the meaning set forth in Section 2.3 hereof.
“Advance Auto” shall mean individually and collectively as the context may require Advance Stores Company, Incorporated, as tenant under its applicable Advance Auto Lease with respect to: (i) the First Houston, TX Individual Property, and (ii) the Second Houston, TX Individual Property.
“Advance Auto Lease” shall mean individually and collectively as the context may require (as each of the following may be amended, restated, renewed and/or extended): (i) with respect to the First Houston, TX Individual Property, that certain Lease dated August 10, 2006 between Oakley Investments, L.L.C., as successor in interest to Knollwood Holdings, LP, a Tennessee limited partnership (“Knollwood”), as landlord and Advance Auto, as tenant, and (ii) with respect to the

Second Houston, TX Individual Property, that certain Lease dated June 9, 2006 between Knollwood, as landlord and Advance Auto, as tenant.
“Affected Property” shall have the meaning set forth in Section 11.8 hereof.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any managing agent of any Individual Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.
“Allocated Loan Amount” shall mean, for an Individual Property, the amount set forth on Schedule V attached hereto.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean an amount equal to 5% of the outstanding principal amount of the Loan.
“Annex” shall have the meaning set forth in Section 3.30 hereof.
“Applicable Contribution” shall have the meaning set forth in Section 17.16 hereof.
“Applicable Law” shall mean, with respect to each Individual Property, all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or such Individual Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where each applicable Individual Property is located, who meets the requirements of FIRREA and who otherwise satisfies the Prudent Lender Standard.
“Approved Accounting Method” shall mean GAAP, federal tax basis accounting

(consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.
“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.
“Approved Bank” means (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution reasonably acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.
“Approved Extraordinary Expense” shall mean an operating expense of any Individual Property not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval shall not be unreasonably withheld, delayed or conditioned).
“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall only be deemed Approved ID Providers to the extent acceptable to the Rating Agencies and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.
“Approved Operating Expense” shall mean an operating expense of any Individual Property set forth on the Approved Annual Budget.
“ARC Manager” shall mean American Realty Capital Properties III, LLC or such other entity selected as the manager of the Property or any Individual Property in accordance with the terms of this Agreement or the other Loan Documents.
“Assignment of Management Agreement” shall mean, collectively, the Assignment of Management Agreement One, Assignment of Management Agreement Two and Assignment of Management Agreement Three.
“Assignment of Management Agreement One” shall mean, with respect to each Individual Property except the Cocoa, FL Individual Property and Grangeville, ID Individual Property, that certain Amended and Restated Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and ARC Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement Two” shall mean, with respect to the Cocoa, FL Individual Property that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and CBRE Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement Three” shall mean, with respect to the

Grangeville, ID Individual Property that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and CBRE Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Leases” shall mean , with respect to each Individual Property, that certain Assignment of Leases and Rents or that certain Amended and Restated Assignment of Leases and Rents dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Auxvasse, MO Individual Property” shall mean that certain Dollar General located at 525 East Harrison, Auxvasse, Missouri.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.
“Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Restricted Account Agreement.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Benefit Amount” shall have the meaning set forth in Section 17.16 hereof.
“Blauvelt, NY Individual Property” shall mean that certain FedEx located at 622 Route 303, Blauvelt, New York.
“Borrower Party” and “Borrower Parties” shall mean each of Borrower, Sponsor, Guarantor, the Exculpated Parties and each of their respective Affiliates.
“Business Day” shall mean a day other than Saturday or Sunday on which commercial banks are not authorized or required by Applicable Law to close in New York, New York.
“Business Property” shall have the meaning set forth in Section 11.1 hereof.
“Cash Flow Adjustments” shall mean adjustments made by Lender in its calculation of Underwritable Cash Flow and the components thereof, in each case, based upon Lender and Rating Agency underwriting criteria, which such adjustments shall include, without limitation, adjustments for (i) items of a non-recurring nature, (ii) a credit loss/vacancy allowance equal to the greatest of actual, underwritten and market vacancy, (iii) immanent liabilities and/or other expense increases and (iv) above-market Rents.

“Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.
“Casualty” shall have the meaning set forth in Section 7.2.
“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.
“CBRE Manager” shall mean CB Richard Ellis of Virginia, Inc. or such other entity selected as the manager of the Property or any Individual Property in accordance with the terms of this Agreement or the other Loan Documents.
“Choudrant, LA Individual Property” shall mean that certain Dollar General located at 2450 U.S. Highway 80, Choudrant, Louisiana.
“Closing Date” shall mean April 20, 2012.
“Coalinga, CA Individual Property” shall mean that certain Walgreens located at 265 West Forest Avenue, Coalinga, California.
“Coalinga, CA Individual Property Environmental Restriction” means that certain Covenant to Restrict Use of Property Environmental Restriction, recorded August 15, 2008 at the office of the Fresno County Recorder in Fresno, California as Document DOC-2008-0116460.
“Cocoa, FL Individual Property” shall mean that certain SSA located at 310 Canaveral Groves Blvd., Cocoa, Florida.
“Condemnation” shall mean, subject to the further terms and provisions hereof, a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.
“Condemnation Net Proceeds” shall mean the Net Proceeds described in subsection (ii) of the definition of “Net Proceeds” as set forth herein.
“Contribution” shall have the meaning set forth in Section 17.16 hereof.
“Control” shall mean the direction of management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
“Conway, MO Individual Property” shall mean that certain Dollar General located at 711 West Jefferson Avenue, Conway, Missouri.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
“Danville, VA Individual Property” shall mean that certain Dollar General located at 2398 West Main Street, Danville, Virginia.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender thereunder).
“Debt Service” shall mean, with respect to any particular period of time, interest and principal (if applicable) payments due under the Note or, in the event only a portion of the Loan is the subject of the Defeasance Event, the Undefeased Note, for such period.
“Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.
“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender on a monthly basis of (i) the Underwritable Cash Flow to (ii) the aggregate amount of debt service under the Note, or in the event only a portion of the Loan is the subject of a Defeasance Event, the Undefeased Note, which would be due for the twelve (12) month period immediately preceding the date of calculation assuming a monthly payment amount sufficient to fully amortize the then outstanding principal amount of the Loan over a thirty (30) year amortization term and calculated at an interest rate equal to the Interest Rate.
“Debt Yield” shall mean, for any date of determination, the percentage obtained by dividing:
(i)    the numerator is Underwritable Cash Flow; by
(ii)    the sum of the outstanding principal balance of the Loan, calculated as of such date of determination.
“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of written notice or the passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) five percent (5%) above the Interest Rate.
“Default Yield Maintenance Premium” shall mean an amount equal to the Yield Maintenance Premium except that when calculating the Yield Maintenance Premium, the reference to “Interest Rate” in the definition of “Calculated Payments” shall be deemed to mean and refer to the “Default Rate”.
“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Collateral” shall mean U.S. Obligations or “government securities” within the meaning of Treasury Regulation Section 1.860G-2(a)(8)(i), which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, hereunder after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.
“Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.
“Defeased Note” shall have the meaning set forth in Section 2.8 hereof.
“Disclosure Document” shall have the meaning set forth in Section 11.2 hereof.
“Disclosure Document Date” shall have the meaning set forth in Section 11.1 hereof.
“Dollar General” shall mean individually and collectively as the context may require (i) Dolgencorp, LLC, as tenant under its applicable Dollar General Lease with respect to the following: (1) Payne, OH, Individual Property, (2) Pleasant City, OH, Individual Property, (3) Maysville, MO, Individual Property, (4) Licking MO, Individual Property, (5) King City, MO, Individual Property, (6) Auxvasse, MO, Individual Property, (7) Conway, MO, Individual Property, (8) Stanberry, MO, Individual Property, (9) Solon Springs, WI Individual Property, (10) Mellen, WI Individual Property, (11) Minong, WI Individual Property, (12) Hot Springs, VA Individual Property, (13) Richmond, VA Individual Property, (14) Hopewell, VA Individual Property, (15) Danville, VA Individual Property, (16) Lyford, TX Individual Property, (17) Pleasant Hill, TN Individual Property, (18) New Matamoras, OH Individual Property, (19) Greenfield, OH Individual Property, (20) Forest, OH Individual Property, (21) Vass, NC Individual Property, (22) Ocean Isle Beach, NC Individual Property, (23) Fayetteville, NC Individual Property, (24) Walnut Grove, MS Individual Property, (25) Greenville, MS Individual Property, (26) Edwards, MS Individual Property, (27) St. Clair, MO Individual Property, (28) Marthasville, MO Individual Property, (29) Richwood, LA Individual Property, (30) Mt. Hermon, LA Individual Property, (31) Mangham, LA Individual Property, (32) Choudrant, LA Individual Property, (33) Molino, FL Individual Property, (34) Grand Ridge, FL Individual Property, (35) Red Level, AL Individual Property, and (36) Tuscaloosa, AL Individual Property (ii) Dolgencorp of Texas, Inc., as tenant under its applicable Dollar General Lease with respect to the following: (1) Poteet, TX, Individual Property, (2) Roma, TX, Individual Property, (3) Progreso, TX, Individual Property and (4) Rio Grande, TX, Individual Property, and (iii) Dollar General Corporation, as lease guarantor under each Dollar General Lease.

“Dollar General Lease” shall mean individually and collectively as the context may require (as each of the following may be amended, restated, renewed and/or extended): (i) with respect to the Payne, OH Individual Property, that certain Lease dated February 18, 2010 between CGP Acquisition & Development, LLC, a Nevada limited liability company (“CGP”), as landlord and Dolgencorp, LLC, a Kentucky limited liability company (“Dolgencorp”), as tenant, (ii) with respect to the Pleasant City, OH Individual Property, that certain Lease dated February 18, 2010 between CGP, as landlord and Dolgencorp, as tenant, (iii) with respect to the Poteet, TX Individual Property, that certain Lease dated December 23, 2009 between CGP, as landlord and Dolgencorp of Texas, Inc., a Kentucky corporation (“Dolgencorp Texas”), as tenant, (iv) with respect to the Roma, TX Individual Property, that certain Lease dated September 9, 2009 between CGP, as landlord and Dolgencorp Texas, as tenant, (v) with respect to the Progreso, TX Individual Property, that certain Lease dated August 5, 2009 between CGP, as landlord and Dolgencorp Texas, as tenant, (vi) with respect to the Rio Grande, TX Individual Property, that certain Lease dated November 11, 2009 between CGP, as landlord and Dolgencorp Texas, as tenant, (vii) with respect to the Maysville, MO Individual Property, that certain Lease dated February 9, 2010 between CGP, as landlord and Dolgencorp, as tenant, (viii) with respect to the Licking, MO Individual Property, that certain Lease dated January 19, 2010 between Overland Properties LLC, a limited liability company (“Overland”), as landlord and Dolgencorp, as tenant, (ix) with respect to the King City, MO Individual Property, that certain Lease dated January 8, 2010 between Overland, as landlord and Dolgencorp, as tenant, (x) with respect to the Auxvasse, MO Individual Property, that certain Lease dated November 3, 2010 between Overland, as landlord and Dolgencorp, as tenant, (xi) with respect to the Conway, MO Individual Property, that certain Lease dated August 16, 2010 between Overland, as landlord and Dolgencorp, as tenant, (xii) with respect to the Stanberry, MO Individual Property, that certain Lease dated March 30, 2010 between Overland, as landlord and Dolgencorp, as tenant, (xiii) with respect to the Richmond, VA Individual Property, that certain Lease dated February 25, 2011 between Par 5 Development Group, LLC (“Par 5”), as landlord and Dolgencorp, as tenant, (xiv) with respect to the Danville, VA Individual Property, that certain Lease dated October 29, 2010 between Par 5, as landlord and Dolgencorp, as tenant, (xv) with respect to the Fayetteville, NC Individual Property, that certain Lease dated October 29, 2010 between Par 5, as landlord and Dolgencorp, as tenant, (xvi) with respect to the Grand Ridge, FL Individual Property, that certain Lease dated December 14, 2009 between Hufstetler Properties, LLP, as landlord and Dolgencorp, as tenant, (xvii) with respect to the Greenfield, OH Individual Property, that certain Lease dated July 12, 2011 between CGP, as landlord and Dolgencorp, as tenant, (xviii) with respect to the Greenville, MS Individual Property, that certain Lease dated March 1, 2011 between DG Greenville, LLC, as landlord and Dolgencorp, as tenant, (xix) with respect to the Hopewell, VA Individual Property, that certain Lease dated January 17, 2011 between Par 5, as landlord and Dolgencorp, as tenant, (xx) with respect to the Hot Springs, VA Individual Property, that certain Lease dated January 28, 2011 between Par 5, as landlord and Dolgencorp, as tenant, (xxi) with respect to the Lyford, TX Individual Property, that certain Lease dated October 7, 2009 between CGP, as landlord and Dolgencorp, as tenant, (xxii) with respect to the Marthasville, MO Individual Property, that certain Lease dated May 6, 2011 between Overland, as landlord and Dolgencorp, as tenant, (xxiii) with respect to the Mellen, WI Individual Property, that certain Lease dated August 16, 2010 between DMM Holdings, LLC, successor in interest to landlord DGI-Mellen, LLC and Dolgencorp, as tenant, (xxiv) with respect to the Mangham, LA Individual Property, that certain Lease dated February 15, 2011, between DG Mangham (LA) 4 Landlord, LLC, as successor in interest to landlord D’Argent Properties, LLC and Dolgencorp, as tenant, (xxv) with respect to the Minong, WI Individual Property, that certain Lease dated May 26, 2010 between Southwest Holdings, LLC, as successor in interest to landlord Golden Warriors, LLC and Dolgencorp, as tenant, (xxvi) with respect to the Mt. Hermon, LA Individual Property, that certain Lease dated January 21, 2011 between DG MT Hermon (LA) 2 Landlord LLC, as successor in interest to landlord D’Argent Properties, LLC and Dolgencorp, as tenant, (xxvii) with respect to the Ocean Isle Beach, NC Individual Property, that certain Lease dated October 26, 2010 between DG Oceanbeach (NC) 2 Landlord LLC, as successor in interest to landlord Par 5 and Dolgencorp, as tenant, (xxviii) with respect to the Richwood, LA Individual Property, that certain Lease dated July 13, 2010 between DG Richwood (LA) 1 Landlord LLC, as successor in interest to landlord D’Argent Properties, LLC and Dolgencorp, as tenant, (xxix) with respect to the St. Clair, MO Individual Property, that certain Lease dated June 3, 2010 between St. Clair DG, LLC, as successor in interest to landlord CGP and Dolgencorp, as tenant, (xxx) with respect to the Tuscaloosa, AL Individual Property, that certain Lease dated December 10, 2010 between The Broadway Group, LLC, as landlord and Dolgencorp, as tenant, (xxxi) with respect to the Vass, NC Individual Property, that certain Lease dated November 22, 2010 between DG Vass (NC) 5 Landlord, LLC, as successor in interest to landlord Par 5 and Dolgencorp, as tenant, (xxxii) with respect to the Solon Springs, WI Individual Property, that certain Lease dated November 24, 2010 between PCI Investments II, LLC and Mike Pfefferle as tenants in common landlords and Dolgencorp, as tenant, (xxxiii) with respect to the Pleasant Hill, TN Individual Property, that certain Lease dated July 7, 2010 between Abita Holdings, LLC, as successor in interest to landlord The Broadway Group, LLC and Dolgencorp, as tenant, (xxxiv) with respect to the Edwards, MS Individual Property, that certain Lease dated January 4, 2011 between DG Edwards, LLC, as successor in interest to landlord Pinebelt, Inc. and Dolgencorp, as tenant, (xxxv) with respect to the Choudrant, LA Individual Property, that certain Lease dated February 15, 2011, between DG Choudrant (LA) 3 Landlord LLC, as successor in interest to landlord D’Argent Properties, LLC, (xxxvi) with respect to the Walnut Grove, MS Individual Property, that certain Lease dated March 14, 2011 between DG Walnut Grove, LLC, as successor in interest to landlord Pinebelt, Inc. and Dolgencorp, as tenant, (xxxvii) with respect to the Red Level, AL Individual Property, that certain Lease dated January 19, 2010 between Red Level DG, LLC, as successor in interest to landlord CGP and Dolgencorp, as tenant, (xxxviii) with respect to the New Matamoras, OH Individual Property, that certain Lease dated February 18, 2010 between CGP Acquisition & Development, LLC, as landlord and Dolgencorp, LLC as tenant, (xxxix) with respect to the Forest, OH Individual Property, that certain Lease dated November 9, 2009 between Forest DG, LLC as landlord and Dolgencorp, as tenant, and (xl) with respect to the Molino, FL Individual Property, that certain Lease dated January 7, 2010 between Teramore Development, LLC, as landlord and Dolgencorp, as tenant.
“Dominion” shall mean Dominion Bond Rating Service Limited.
“Edwards, MS Individual Property” shall mean that certain Dollar General located at 502 Jackson Street, Edwards Mississippi
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-

chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (ii) the long term unsecured debt obligations of which are rated at least “A+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days) or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.
“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000, (ii) is regularly engaged in the business of owning and/or operating commercial real estate properties similar to the Properties, (iii) is not an Embargoed Person and (iv) would not cause a violation of the terms of Sections 3.29 or 3.30 if the applicable transfer were to take effect.
“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.
“Environmental Indemnity” shall mean that certain Amended and Restated Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.
“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.
“Event of Default” shall have the meaning set forth in Section 10.1 hereof.
“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.
“Excess Cash Flow Account” shall have the meaning set forth in Section 8.5 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 8.5 hereof.
“Exchange Act” shall have the meaning set forth in Section 11.2 hereof.
“Exchange Act Filing” shall have the meaning set forth in Section 11.1 hereof.
“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.
“Expansion” shall have the meaning set forth in Section 4.24(a) hereof.
“Expansion Budget” shall have the meaning set forth in Section 4.24(a)(i) hereof.
“Expansion Costs” shall have the meaning set forth in Section 4.24(a)(i) hereof.
“Expansion Deficiency” shall have the meaning set forth in Section 4.24(a)(ii) hereof.
“Expansion Deficiency Event” shall have the meaning set forth in Section 4.24(a)(ii) hereof.
“Expansion Option” shall have the meaning set forth in Section 4.24(a) hereof.
“Expansion Reserve” shall have the meaning set forth in Section 4.24(a)(iii) hereof.
“Fayetteville, NC Individual Property” shall mean that certain Dollar General located at 1515 Pamalee Drive, Fayetteville, North Carolina.
“FedEx” shall mean FedEx Ground Package System, Inc., a Delaware corporation, as tenant under the FedEx Lease with respect to the Blauvelt, NY Individual Property.
“FedEx Lease” shall mean, with respect to the Blauvelt, NY Individual Property, that certain Lease dated April 4, 2011, between SunCap Orangetown, LLC, as landlord, and FedEx, as tenant (as the same may be amended, restated, renewed and/or extended).
“FedEx Reserve Account” shall have the meaning set forth in Section 8.10 hereof.
“FedEx Reserve Funds” shall have the meaning set forth in Section 8.10 hereof.
“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).
“First Houston, TX Individual Property” shall mean that certain Advance Auto located at 12026 Jones Road, Houston, Texas.

“Fitch” shall mean Fitch, Inc.
“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.
“Forest, OH Individual Property” shall mean that certain Dollar General located at 702 S. Madriver Street, Forest, Ohio.
“Funding Borrower” shall have the meaning set forth in Section 17.16 hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Grand Ridge, FL Individual Property” shall mean that certain Dollar General located at 6856 Highway 90, Grand Ridge, Florida.
“Grangeville, ID Individual Property” shall mean that certain USDA located at 104 Airport Rd., Grangeville, Idaho.
“Greenfield, OH Individual Property” shall mean that certain Dollar General located at 1401 Jefferson Street, Greenfield, Ohio.
“Greenville, MS Individual Property” shall mean that certain Dollar General located at 1799 HWY 1 North, Greenville, Mississippi.
“Gross Rents” shall mean an amount equal to annual rental income reflected in a current rent roll for all Tenants paying rent and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect, less the annual rental income attributable to any Tenant (i) in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (ii) in default under its Lease beyond any applicable notice and cure periods, (iii) that has expressed its intention (directly, constructively or otherwise) to not renew its applicable Lease; provided, however, for so long as the applicable Lease has not otherwise been amended without Lender's prior consent and none of the conditions set forth in clauses (i), (ii), (iv), (v) or (vi) in this definition otherwise exist, rental income attributable to such Lease shall be included in Gross Rents but only through the latest date that said Tenant is permitted pursuant to its applicable Lease to exercise any renewal right relating to said Lease, (iv) that has expressed its intention (directly, constructively or otherwise) to terminate, cancel and/or reject its applicable Lease; (v) whose tenancy at the applicable Individual Property is month-to-month and/or (vi) under a Lease which expires within 60 days or less of the applicable date of calculation hereunder.

“GSA Lease Conditions” shall have the meaning set forth in Section 8.9(b) hereof.
“GSA Letter of Credit” shall have the meaning set forth in Section 8.9(c) hereof.
“GSA Reserve Account” shall have the meaning set forth in Section 8.9(a) hereof.
“GSA Reserve Funds” shall have the meaning set forth in Section 8.9(a) hereof.
“Guarantor” shall mean American Realty Capital Operating Partnership III, L.P.
“Guaranty” shall mean that certain Amended and Restated Recourse Carve-out Guaranty executed by Guarantor and dated as of the date hereof.
“Hopewell, VA Individual Property” shall mean that certain Dollar General located at 3501 Oaklawn Boulevard, Hopewell, Virginia.
“Hot Springs, VA Individual Property” shall mean that certain Dollar General located at 9328 Sam Snead Hwy, Hot Springs, Virginia.
“Immediate Repairs” shall have the meaning set forth in Section 4.23 hereof.
“Improvements” shall have the meaning set forth in the granting clause of each Security Instrument.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.
“Independent Director” shall have the meaning set forth in Section 5.2 hereof.
“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by a Security Instrument, together with all rights pertaining to such Property and Improvements, as more particularly described in Article 1 of each Security Instrument and referred to therein as the “Property”.
“Interest Accrual Period” shall mean the period beginning on the sixth (6th) day of each calendar month during the term of the Loan and ending on (but including) the fifth (5th) day of the next succeeding calendar month.
“Interest Bearing Accounts” shall mean the Replacement Reserve Account, the Immediate Repair Account, the Excess Cash Flow Account, the Operating Expense Account, the Warranty Expense Account and the Stanberry Reserve Account.
“Interest Rate” shall mean a rate per annum equal to six and forty-eight thousandths percent (6.048%)].
“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.
“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.
“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.
“Investment Grade” shall mean, with respect to any Person, a rating of BBB- or its equivalent (or better) by the Rating Agencies.
“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.
“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.
“King City, MO Individual Property” shall mean that certain Dollar General located at 401 North Connecticut Street, King City, Missouri.
“Land” shall have the meaning set forth in each Security Instrument.

“Lease” shall mean, with respect to each Individual Property, any and all leases, subleases, rental agreements and other agreements whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws.
“Legal Requirements” shall mean, with respect to any Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or such Individual Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.
“Lender Group” shall have the meaning set forth in Section 11.2 hereof.
“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by any Individual Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. Borrower’s delivery of any Letter of Credit hereunder shall, at Lender’s option, be conditioned upon Lender’s receipt of a New Non-Consolidation Opinion relating to such Letter of Credit. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) if the Letter of Credit is due to expire prior to the termination of the event or events which gave rise to the requirement that Borrower deliver the Letter of Credit to Lender, Lender shall have the right to draw down the same in full and hold the proceeds thereof, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, fifteen (15) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, within ten (10) days prior to the expiration date of said Letter of Credit.
“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Licking, MO Individual Property” shall mean that certain Dollar General located at 120 West Highway 32, Licking, Missouri.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Assignments of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty and all other documents executed and/or delivered in connection with the Loan.
“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the undefeased portion of the Loan as of the date of such calculation to (ii) the most recent appraised value of the Properties (according to the most recent Appraisal available to Lender).
“Losses” shall mean any and all actual claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, reasonable costs and expenses actually incurred, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other reasonable out-of-pocket costs of defense).
“Lyford, TX Individual Property” shall mean that certain Dollar General located at 8422 Business 77 North, Lyford, Texas.
“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the such Individual Property.
“Manager” shall mean, collectively, CBRE Manager and ARC Manager or such other entity selected as the manager of the Property or any Individual Property in accordance with the terms of this Agreement or the other Loan Documents.
“Mangham, LA Individual Property” shall mean that certain Dollar General located at 4287 Hwy 15, Mangham, Louisiana.
“Maplewood, NJ Individual Property” shall mean that certain Walgreens located at 1633 Springfield Avenue, Maplewood, New Jersey.
“Marthasville, MO Individual Property” shall mean that certain Dollar General located at 15955 St. Highway 47, Marthasville, Missouri.

“Material Adverse Effect” shall mean a material adverse effect on (i) any Individual Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor, Sponsor or any Individual Property, (iii) the enforceability, validity, perfection or priority of the lien of any Security Instrument or the other Loan Documents, or (iv) the ability of Borrower to perform its obligations under any Security Instrument or the other Loan Documents.
“Maturity Date” shall mean May 6, 2022, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Maysville, MO Individual Property” shall mean that certain Dollar General located at 1104 South Polk Street, Maysville, Missouri.
“Mellen, WI Individual Property” shall mean that certain Dollar General located at 800 North Main Street, Mellen, Wisconsin.
“Member” is defined in Section 5.1 hereof.
“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.
“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.
“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).
“Minong, WI Individual Property” shall mean that certain Dollar General located at 709 W. Hokah Street, Minong, Wisconsin.
“Molino, FL Individual Property” shall mean that certain Dollar General located at 6511 Hwy 29, Molino, Florida.
“Monthly Debt Service Payment Amount” shall mean for the Monthly Payment Date occurring in June, 2012 and for each Monthly Payment Date occurring thereafter, a payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period computed at the Interest Rate.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.
“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the term of the Loan.
“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.
“Moody’s” shall mean Moody’s Investor Service, Inc.
“Mt. Hermon, LA Individual Property” shall mean that certain Dollar General located at 36301 Hwy 38, Mt. Hermon, Louisiana.
“Net Proceeds” shall mean, subject to the further terms and provisions hereof: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.
“New Matamoras, OH Individual Property” shall mean that certain Dollar General located at 1400 Park Avenue, New Matamoras, Ohio.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.
“New Manager” shall have the meaning set forth in Section 4.15 hereof.
“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Lender and the Rating Agencies and otherwise in form and substance acceptable to Lender and the Rating Agencies.
“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.
“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Bond, Schoeneck & King, PLLC in connection with the closing of the Loan.
“Note” shall mean that certain Amended and Restated Promissory Note of even date herewith in the principal amount of $54,300,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist, from time to time.
“Obligations” shall have the meaning set forth in Section 17.16 hereof.

“Ocean Isle Beach, NC Individual Property” shall mean that certain Dollar General located at 6659 Ocean Beach Drive, Ocean Isle Beach, North Carolina.
“OFAC” shall have the meaning set forth in Section 3.30 hereof.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.
“Op Ex Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.
“Operating Expense Account” shall have the meaning set forth in Section 8.4 hereof.
“Operating Expense Funds” shall have the meaning set forth in Section 8.4 hereof.
“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, accounting fees, legal fees, management fees (equal to the greater of (x) three percent (3%) of Operating Income with respect to all Individual Properties for the trailing twelve (12) month period plus Gross Rents less reimbursable expense revenue for the trailing twelve (12) month period or (y) actual management fees payable under the Management Agreement), operational equipment or other lease payments as reasonably approved by Lender (which approval shall not be unreasonably withheld, delayed or conditioned), but specifically excluding (i) depreciation, (ii) Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds; (b) normalized capital expenditures equal to $125,247 per annum; and (c) normalized tenant improvement and leasing commission expenditures equal to $241,777 per annum.
“Operating Income” shall mean all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Properties from whatever source, including, but not limited to common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, percentage rent, rent concessions or credits, if any, and other miscellaneous income, but excluding Gross Rents, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts and/or reserve accounts required pursuant to this Agreement or the other Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, income from Tenants not paying rent, income from Tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Funds. Operating Income shall not be diminished as a result of any Security Instrument or the creation of any intervening estate or interest in any Individual Property or any part thereof.
“Original Closing Date” shall have the meaning set forth in the Recitals.
“Original Loan Advance” shall have the meaning set forth in Section 2.3 hereof.
“Original Loan Agreement” shall have the meaning set forth in the Recitals.
“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.
“Out-Parcel” shall have the meaning set forth in Section 2.9.3 hereof.
“Out-Parcel Release” shall have the meaning set forth in Section 2.9.3.
“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.
“Payne, OH Individual Property” shall mean that certain Dollar General located at 317 North Main Street, Payne, Ohio.
“Permitted Encumbrances” shall mean, with respect to any Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole but commercially reasonable discretion.
“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of any Individual Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of such Individual Property.
“Permitted Fund Manager” means any Person that on the date of determination (i) is any nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) is investing through a fund with committed capital of at least $250,000,000, (iii) is not subject to any case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, (iv) is not an Embargoed Person and (iv) would not cause a violation of the terms of Sections 3.29 or 3.30 if the applicable transfer were to take effect.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(i)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(ii)    Federal Housing Administration debentures;
(iii)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations) the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(iv)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(v)    fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(vi)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(vii)    commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the

Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(viii)    units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and
(ix)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.
“Permitted Prepayment Date” shall mean have the meaning specified in Section 2.7 hereof.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of each Security Instrument.
“Pleasant City, OH Individual Property” shall mean that certain Dollar General located at 10525 Clay Pike Road, Pleasant City, Ohio.
“Pleasant Hill, TN Individual Property” shall mean that certain Dollar General located at 17 Star Drive, Pleasant Hill, Tennessee.
“Policies” shall have the meaning specified in Section 7.1 hereof.
“Poteet, TX Individual Property” shall mean that certain Dollar General located at 2176 Stacey Road, Poteet, Texas.
“Progreso, TX Individual Property” shall mean that certain Dollar General located at 701 East Military Highway, Progreso, Texas.
“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.
“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, to the extent that the same is encumbered by a Security Instrument and has not been released therefrom pursuant to the terms hereof.
“Property” shall mean, as the context may require, the Properties or an Individual Property, provided, however, “Property” shall not include any property owned by tenants in accordance with their respective Leases, except to the extent that Borrower shall have any right or interest therein.
“Property Document” shall mean, individually or collectively (as the context may require) each REA.
“Property Document Event” shall mean any event which would, directly or indirectly, cause a default termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.
“Property Subdivision REA” shall have the meaning set forth in Section 2.9.3(g) hereof.
“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.
“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.
“Qualified Manager” shall have the meaning set forth in the Assignment of Management Agreement.

“Qualified Transferee” means one or more of the following:
(A)    a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;
(B)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;
(C)    an institution substantially similar to any of the foregoing entities described in clauses)(A) or (B) that satisfies the Eligibility Requirements;
(D)    any entity Controlled by any of the entities described in clauses (A), (B) or (C) above; or
(E)    an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (A), (B), (C) or (D) of this definition investing through a fund with committed capital of at least $250,000,000 acts as the general partner, managing member, administrative agent, or fund manager and at least 50% of the equity or participation interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (A), (B), (C) or (D).
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Dominion and any other nationally-recognized statistical rating agency designated by Lender (and any successor to any of the foregoing); provided, that, the foregoing shall only be deemed to be included within the definition of “Rating Agencies” hereunder to the extent that the same have rated (or are reasonably anticipated by Lender to rate) the Securities.
“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
“REA” shall mean, individually or collectively (as the context requires), each reciprocal easement or similar agreement affecting any Individual Property as more particularly described on Schedule IV hereto (if any), any amendment, restatement, replacement or other modification thereof, any future reciprocal easement or similar agreement affecting any Individual Property entered into in accordance with the applicable terms and conditions hereof and any amendment, restatement, replacement or other modification thereof.
“Red Level, AL Individual Property” shall mean that certain Dollar General located at 35747 State Rd. 55, Red Level, Alabama.
“Registrar” shall have the meaning set forth in Section 11.7 hereof.
“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.
“Reimbursement Contribution” shall have the meaning set forth in Section 17.16 hereof.
“REIT” shall mean American Realty Capital Trust, Inc., a Maryland corporation.
“REIT Public Offering Period” shall mean the period during which each of the following conditions have occurred and exist: (a) the REIT has consummated a public offering of shares, and (b) the REIT is obligated to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (or any portion thereof or interest therein).
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Individual Property.
“Release Date” shall mean the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.
“Release Price” shall mean, for each Individual Property, one hundred fifteen percent (115%) of the Allocated Loan Amount for such Individual Property.
“Remaining Loan” shall have the meaning set forth in Section 11.8 hereof.
“Remaining Loan Documents” shall have the meaning set forth in Section 11.8 hereof.
“Remaining Property” shall have the meaning set forth in Section 2.9.3(c) hereof.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).
“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.
“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.
“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.
“Rents” shall have the meaning set forth in each Security Instrument with respect to each Individual Property.
“Renewal Notice” shall have the meaning set forth in Section 4.23 hereof.
“Renewal Deadline” shall have the meaning set forth in Section 4.23 hereof.
“Replacement Reserve Account” shall have the meaning set forth in Section 8.2 hereof.
“Replacement Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.
“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.2 hereof.
“Replacements” for any period shall mean either (i) amounts expended for any of those certain replacements and/or alterations to any Individual Property set forth on Schedule II attached hereto or (ii) if no such replacements and/or alterations are specified on such Schedule II, amounts expended for replacements and/or alterations to any Individual Property and required to be capitalized according to the Approved Accounting Method and reasonably approved by Lender, which approval shall not be unreasonably withheld, delayed or conditioned.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.
“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.
“Required Rating” means a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies, or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Lender or, if a Securitization shall have occurred, such other rating with respect to which Lender shall have received a Rating Agency Confirmation.
“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the Replacement Reserve Account, the Excess Cash Flow Account, the Operating Expense Account, the Warranty Expense Account, the GSA Reserve Account, the FedEx Reserve Account and any other escrow account established by this Agreement or the other Loan Documents.
“Reserve Funds” shall mean the Tax and Insurance Funds, the Replacement Reserve Funds, the Excess Cash Flow Funds, the Operating Expense Funds, the Warranty Expense Funds, the GSA Reserve Funds, the FedEx Reserve Funds and any other escrow funds established by this Agreement or the other Loan Documents.
“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president-finance of such Person or such other similar officer of such Person reasonably acceptable to Lender.
“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation in substantially the same condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender, which approval shall not be unreasonably withheld, delayed or conditioned.
“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.
“Restoration Threshold” shall mean an amount equal to 5% of the outstanding principal amount of the Loan.
“Restricted Account” shall have the meaning set forth in Section 9.1 hereof.
“Restricted Account Agreement” shall mean that certain Amended and Restated Deposit Account Control Agreement by and among Borrower, Lender and Wells Fargo Bank, National Association dated as of the date hereof.
“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Richmond, VA Individual Property” shall mean that certain Dollar General located at 6730 Jefferson Davis Hwy, Richmond, Virginia.
“Richwood, LA Individual Property” shall mean that certain Dollar General located at 3415 Reddix Lane, Richwood, Louisiana.
“Rio Grande, TX Individual Property” shall mean that certain Dollar General located at 3515 West Highway 83, Rio Grande, Texas.
“Roma, TX Individual Property” shall mean that certain Dollar General located at 207 North Estrella Street, Roma, Texas.
“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.
“Scheduled Defeasance Payments” shall mean scheduled payments of interest and, as applicable, principal hereunder for the entire outstanding principal balance of the Note, in the case of a Defeasance Event for the entire outstanding principal balance of the Loan, or the Defeased Note in the case of a Defeasance Event for only a portion of the outstanding principal balance of the Loan, as applicable, in either case, for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the entire outstanding principal balance on the Note, in the case of a Defeasance Event for the entire outstanding principal balance of the Loan, or the Defeased Note in the case of a Defeasance Event for only a portion of the outstanding principal balance of the Loan, as applicable, in either case, as of the Maturity Date) and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, rating surveillance charges (to the extent applicable) and other similar charges.
“Second Houston, TX Individual Property” shall mean that certain Advance Auto located at 13402 Tomball Parkway, Houston, Texas.
“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.
“Securities” shall have the meaning set forth in Section 11.1 hereof.
“Securities Act” shall have the meaning set forth in Section 11.2 hereof.
“Securitization” shall have the meaning set forth in Section 11.1 hereof.
“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.
“Security Instrument” shall mean, with respect to each Individual Property, that certain first priority Mortgage, Fixture Filing and Security Agreement (or Deed of Trust, Fixture Filing and

Security Agreement or similar security instrument, as applicable) or that certain first priority Amended and Restated Mortgage, Fixture Filing and Security Agreement (or Amended and Restated Deed of Trust, Fixture Filing and Security Agreement or similar security instrument, as applicable) dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Servicer” shall have the meaning set forth in Section 11.4 hereof.
“Severed Loan Documents” shall have the meaning set forth in Article 10.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance acceptable to Lender and the Rating Agencies.
“Special Member” is defined in Section 5.1 hereof.
“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.
“Solon Springs, WI Individual Property” shall mean that certain Dollar General located at 9040 North Boundary Road, Solon Springs, Wisconsin.
“Sponsor” shall mean American Realty Capital Operating Partnership III, L.P.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“SSA” shall mean the General Services Administration, as tenant under its applicable SSA Lease with respect to the Cocoa, FL Individual Property.
“SSA Lease” shall mean (as the same may be amended, restated, renewed and/or extended) with respect to the Cocoa, FL Individual Property, that certain US Government Lease for Real Property dated December 1, 2008 between Hess Creek, L.L.C., as successor in interest to Corbin London Real Estate, LLC, as landlord and SSA, as tenant.
“St. Clair, MO Individual Property” shall mean that certain Dollar General located at 10 Paul Parks Drive, St. Clair, Missouri.
“State” shall mean, with respect to an Individual Property, the state in which such Individual Property or any part thereof is located.

“Stanberry, MO Individual Property” shall mean that certain Dollar General located at 814 East Main Street, Stanberry, Missouri.
“Standard Statements” shall have the meaning set forth in Section 11.1 hereof.
“Stevensville, MI Individual Property” shall mean that certain Walgreens located at 1710 W. John Beers Road, Stevensville, Michigan.
“Stevensville, MI Individual Property Remediation Agreement” means that certain Remediation Agreement recorded in Berrien County, Michigan on April 18, 2007 in Liber 2786, Page 2169.
“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.
“Tax Account” shall have the meaning set forth in Section 8.6 hereof.
“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.
“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring 30 days prior to the date the same are due and payable.
“Taxes” shall mean (i) all taxes, assessments, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against any Individual Property or any part thereof.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property under a Lease or other occupancy agreement with Borrower.
“Title Insurance Policy” shall mean, with respect to each Individual Property, that certain ALTA mortgagee title insurance policy issued with respect to such Individual Property and insuring the lien of the Security Instrument.
“Trigger Period” shall mean a period commencing upon the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Debt Service Coverage Ratio being less than 1.40 to 1.00 and ending upon the occurrence of the applicable Trigger Termination Event.
“Trigger Termination Event” shall mean: (a) with regard to any Trigger Period commenced in connection with clause (i) of the definition of Trigger Period above, upon the cure (if applicable) of such Event of Default; and (b) with regard to any Trigger Period commenced in connection with clause (ii) of the definition of Trigger Period above, upon the date that the Debt Service Coverage Ratio is equal to or greater than 1.50 to 1.00 for two (2) consecutive calendar quarters.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its commercially reasonable discretion and shall be final and binding absent manifest error.
“Tuscaloosa, AL Individual Property” shall mean that certain Dollar General located at 13870 Highway 69 South, Tuscaloosa, Alabama.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which an Individual Property is located.
“Unaffected Property” shall have the meaning set forth in Section 11.8 hereof.
“Uncrossing Event” shall have the meaning set forth in Section 11.8 hereof.
“Uncrossed Loan” shall have the meaning set forth in Section 11.8 hereof.
“Uncrossed Loan Documents” shall have the meaning set forth in Section 11.8 hereof.
“Undefeased Note” shall have the meaning set forth in Section 2.8 hereof.
“Underwritable Cash Flow” shall mean an amount calculated by Lender on a monthly basis equal to the sum of Gross Rents plus the trailing twelve (12) months Operating Income, less the trailing twelve (12) months Operating Expenses, each of which shall be subject to Lender’s application of the Cash Flow Adjustments. Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Operating Income or Operating Expenses) shall be calculated by Lender in good faith based upon Lender’s commercially reasonable determination of Rating Agency criteria and shall be final absent manifest error.
“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.
“Updated Information” shall have the meaning set forth in Section 11.1 hereof.
“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.
“USDA” shall mean the General Services Administration, as tenant under its applicable USDA Lease with respect to the Grangeville, ID Individual Property.
“USDA Lease” shall mean (as the same may be amended, restated, renewed and/or extended) with respect to the Grangeville, ID Individual Property, that certain US Government Lease for Real

Property dated November 1, 2007 between Elman Investors, Inc., as successor in interest to Grangeville Investments, L.L.C., as landlord and USDA, as tenant.
“Vass, NC Individual Property” shall mean that certain Dollar General located at 4500 Lobelia Road, Vass, North Carolina.
“Walgreens” shall mean individually and collectively as the context may require (i) Walgreen Co., an Illinois corporation, as tenant under its applicable Walgreens Lease with respect to the Coalinga, CA Individual Property, (ii) Walgreen Co., an Illinois corporation, as tenant under its applicable Walgreens Lease with respect to the Stevensville, MI Individual Property, (iii) Walgreen Eastern Co., Inc., a New York corporation, as tenant under its applicable Walgreens Lease with respect to the Maplewood, NJ Individual Property, and (iv) Walgreen Co., an Illinois corporation, as lease guarantor under the Lease for the Maplewood, NJ Individual Property.
“Walgreens Lease” shall mean individually and collectively as the context may require (as each of the following may be amended, restated, renewed and/or extended): (i) with respect to the Coalinga, CA Individual Property, that certain Lease dated December 20, 2007 between Interra (Coalinga), LLC, a California limited liability company, as landlord and Walgreen Co., an Illinois corporation (“Walgreen Co”), (ii) with respect to the Stevensville, MI Individual Property that certain Lease dated April 4, 2007 between Stevensville LLC, an Illinois limited liability company, as landlord and Walgreen Co, as tenant, (iii) with respect to the Maplewood, NJ Individual Property that certain Lease dated July 6, 2010 between 1633 Springfield Avenue Associates, LLC, a New Jersey limited liability company, as landlord and Walgreen Eastern Co., Inc. a New York corporation, as tenant and Walgreen Co as lease guarantor.
“Walnut Grove, MS Individual Property” shall mean that certain Dollar General located at 135 HWY 35 South, Walnut Grove, Mississippi.
“Warranty Expenses” shall have the meaning set forth in Section 8.8 hereof.
“Warranty Expense Funds” shall have the meaning set forth in Section 8.8 hereof.
“Warranty Expense Reserve” shall have the meaning set forth in Section 8.8 hereof.
“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder and pursuant to the Note, or in the event only a portion of the Loan is the subject of the Defeasance Event, the Undefeased Note, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Note, or in the event only a portion of the Loan is the subject of the Defeasance Event, the Undefeased Note, as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Note, or in the event only a portion of the Loan is the subject of the Defeasance Event, the Undefeased Note, as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” means (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12.
Section 1.2.    Principles of Construction.
(a)    All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
(b)    All covenants, representations, terms and conditions contained in this Agreement applicable to (i) Borrower shall be deemed to apply to each Borrower individually and (ii) Property, Properties or Individual Property shall be deemed to apply to each Individual Property individually. It shall constitute an Event of Default if any covenant, representation, term or condition contained in this Agreement is breached (beyond any applicable notice and cure periods) with respect to any single Borrower or Individual Property (or if any Borrower fails to cause such covenant, representation, term or condition to be true or otherwise complied with).
ARTICLE 2

GENERAL TERMS
Section 2.1.    Loan Commitment; Disbursement to Borrower.
Section 2.2.    The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
Section 2.3.    Disbursement to Borrower. On the Original Closing Date, Lender made an advance to Borrower in the amount of $15,100,000.00 (the “Original Loan Advance”) and on the Closing Date Lender shall make an additional advance to Borrower in the amount of $39,200,000.00 (the “Additional Loan Advance”).
Section 2.4.    The Note and the other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.
Section 2.5.    Interest Rate.
(a)    Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate from the Original Closing Date until the Loan is repaid in full in accordance with the terms and conditions hereof.
(b)    Intentionally Omitted.
(c)    Notwithstanding anything to the contrary contained herein, in the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due subject to any grace or cure periods contained herein. Interest accruing at the Default Rate hereunder shall be immediately due and payable upon demand by Lender.
(d)    Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period immediately prior to such Monthly Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.
(e)    This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.6.    Loan Payments.
(a)    On the Monthly Payment Date occurring in May, 2012, Borrower shall make a payment to Lender of interest only on the (i) Original Loan Advance for the period commencing on April 6, 2012, through and including May 5, 2012 and (ii) Additional Loan Advance for the period commencing on the Closing Date through and including May 5, 2012. Borrower shall make a payment to Lender of interest and, to the extent applicable, principal in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in June, 2012 and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance to principal.
(b)    Intentionally Omitted.
(c)    Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.
(d)    If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due (subject to any applicable cure periods), Borrower shall pay to Lender upon written demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instruments and the other Loan Documents.
(i)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office (except that on the date the repayment of the Loan is made in full, such payment must be received not later than 3:00 p.m., New York City time), and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(ii)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.
(iii)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
Section 2.7.    Prepayments.
(a)    Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Monthly Payment Date occurring three (3) months prior to the Maturity Date (the “Permitted Prepayment Date”), Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole or in part on any date without payment of the Yield Maintenance Premium. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”) and such amounts (i.e. principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.
(b)    On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not required to make such Net Proceeds available to Borrower for Restoration, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b). Any prepayment received by Lender pursuant to this Section 2.7(b) on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date.
(c)    If during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower , such tender shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in this Section and Borrower shall pay the Default Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. If during the continuance of an Event of Default, payment of all or any part of the Debt is recovered by Lender (other than as described in the immediately preceding sentence), such recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in this Section and Borrower shall pay the Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.
(d)    Notwithstanding anything to the contrary contained in this Section 2.7, except with respect to a partial prepayment of the Loan in accordance with Section 2.9 hereof and in connection with a partial release of the Lien of the Security Instrument encumbering any Individual Property located in New York (which prepayment shall be applied to the maximum portion of the Debt secured by such Security Instrument), any partial prepayment of principal shall not be applied to the maximum portion of the Debt secured by the Security Instrument encumbering the Individual Properties located in New York.
Section 2.8.    Defeasance.
(a)    Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to the Maturity Date to voluntarily defease all or any portion of the entire Loan and obtain a release of the lien of the applicable Security Instrument or Security Instruments (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:
(i)    Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) but not more than ninety (90) days notice specifying a date (the “Defeasance Date”) on which the Defeasance Event is to occur;
(ii)    Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Defeasance Date (provided, that, if such Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date); (B) all other sums, if any, due and payable under the Note, this Agreement, the Security Instruments and the other Loan Documents through and including the Defeasance Date (or, if the Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (C) all escrow, closing, recording, legal (provided such legal fees, costs and expenses are reasonable), Rating Agency and other customary fees, costs and expenses paid or incurred by Lender or its agents in connection with the Defeasance Event, the release of the lien of the applicable Security Instrument on the applicable Individual Property, the review of the proposed Defeasance Collateral and the preparation of the Security Agreement and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Note or the Defeasance Event;
(iii)    Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(d) hereof;
(iv)    Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;
(v)    In the event only a portion of the Loan is the subject of the Defeasance Event, Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes for the Note, one note having a principal balance equal to the defeased portion of the original Note and a maturity date equal to the Maturity Date (the “Defeased Note”) and the other note having a principal balance equal to the undefeased portion of the original Note and a maturity date equal to the Maturity Date (the “Undefeased Note”). The Defeased Note and the Undefeased Note shall have identical terms as the original Note except for the principal balance and the maturity date. A Defeased Note cannot be the subject of any further Defeasance Event. The Undefeased Note may be the subject of a further Defeasance Event in accordance with the terms and provisions of this Section 2.8 (the term “Note”, as used in this clause (v) for such purpose, being deemed to refer to the Undefeased Note that is the subject of further defeasance), provided, however, that notwithstanding anything to the contrary contained herein, no such partial defeasance shall take place unless the conditions outlined in Section 2.9 are satisfied;
(vi)    Borrower shall deliver to Lender (1) an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (I) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral; (II) the Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Note or the Defeased Note, if applicable, as indebtedness for federal income tax purposes; and (III) delivery of the Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law; (2) a REMIC Opinion with respect to the Defeasance Event, and (3) a New Non-Consolidation Opinion with respect to Successor Borrower;
(vii)    Borrower shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event;
(viii)    Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;
(ix)    Borrower shall deliver a certificate of a “big four” (excluding Arthur Andersen) or other nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
(x)    Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request;
(xi)    Borrower shall pay all actual costs and expenses of Lender incurred in connection with the Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses; and
(xii)    The Defeasance Event shall be permitted under REMIC Requirements in effect as of each of (I) the Defeasance Notice Date and (II) the date of the consummation of the Defeasance Event.
(b)    Intentionally Omitted.
(c)    Intentionally Omitted.
(d)    On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”). The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.
(e)    In connection with a Defeasance Event under this Section 2.8, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a Single Purpose Entity. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, if applicable, together with the Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, if applicable, and the Security Agreement and Borrower shall be relieved of its obligations under the Loan Documents relating to the Note or the Defeased Note, if applicable (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Properties in connection with Lender’s exercise of its remedies under the Loan Documents). Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, if applicable, and the Security Agreement. Borrower shall pay all reasonable costs and expenses actually incurred by Lender, including Lender’s reasonable attorney’s fees and expenses, incurred in connection therewith.
(f)    Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section (any such matter, an “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.
Section 2.9.    Release of Property.
Except as set forth in Sections 2.7 and 2.8 hereof and this Section 2.9, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release or assignment (if applicable) of any Lien of any Security Instrument on any Individual Property.
2.9.1    Release of the Properties.
(a)    After the Release Date, if Borrower has elected to defease the entire Loan and all the applicable requirements of Section 2.8 hereof and this Section 2.9 have been satisfied, all of the Properties shall be released from the Lien of their respective Security Instruments, and the Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.
(b)    If Borrower has elected to defease the entire Loan and the requirements of Section 2.8 have been satisfied, the Properties shall be released from the lien of the Security Instrument (or such lien shall be assigned (if applicable upon Borrower’s request in accordance with the further terms and conditions set forth herein)) and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Loan. In connection with the release of the lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which each Individual Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Security Instrument, including Lender’s reasonable attorneys’ fees.
2.9.2    Release of an Individual Property.
After the Release Date, if Borrower has elected to (x) defease a portion of the Loan and the applicable requirements of Section 2.8 hereof and this Section 2.9 have been satisfied or (y) after the Permitted Prepayment Date, prepay a portion of the Loan and the applicable requirements of Section 2.7, and provided that no Event of Default shall then exist, Borrower may obtain the release of an Individual Property from the Lien of the Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:
(a)    The amount of the outstanding principal balance of the Loan to be defeased in accordance with Section 2.8 hereof (or prepaid in accordance with Section 2.7 hereof) shall equal or exceed the Release Price for the applicable Individual Property, and such defeasance shall be deemed a voluntary defeasance (or, in the case of a prepayment, such prepayment shall be deemed to be a voluntary prepayment) for all purposes hereunder;
(b)    Borrower shall provide Lender with at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain a release of the Individual Property (the “Release Notice Date”);
(c)    Borrower shall defease (or prepay, as applicable,) the portion of the Note equal to the Release Price of the Individual Property being released (together with all accrued and unpaid interest on the principal amount being defeased or prepaid, as applicable) in accordance with the terms and conditions of Sections 2.8 hereof (or, in the case of a prepayment, Section 2.7 hereof);
(d)    Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or, in the case of a prepayment, the prepayment date), a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each State in which the Individual Property is located and that would be satisfactory to a prudent institutional lender and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will, following execution by Lender and recordation thereof, effect such releases in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or assigned, as applicable) (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);
(e)    After giving effect to such release, Lender shall have reasonably determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Security Instruments shall be at least equal to the greater of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the Closing Date, (i.e., 2.30); and (ii) the Debt Service Coverage Ratio for all of the then remaining Properties (including the Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Individual Property;
(f)    After giving effect to such release, Lender shall have reasonably determined that the Loan to Value Ratio for the Properties then remaining subject to the Liens of the Security Instruments shall be no greater than the lesser of (i) the Loan to Value Ratio on the Closing Date (i.e., 46.1%) , and (ii) the Loan to Value Ratio for all of the then remaining Properties (including the Individual Property to be released) immediately preceding the release of the Individual Property;
(g)    After giving effect to such release, Lender shall have reasonably determined that the Debt Yield for the Properties then remaining subject to the Liens of the Security Instruments shall be at least equal to the greater of (i) the Debt Yield on the Closing Date (i.e., 14.02%), and (ii) the Debt Yield for all of the then remaining Properties (including the Individual Property to be released) immediately preceding the release of the Individual Property;
(h) After giving effect to such release, Lender shall have reasonably determined that at least 50% of the Underwritable Cash Flow of the Properties then remaining subject to the Liens of the Security Instruments shall be derived from Investment Grade Tenants pursuant to Leases that are not scheduled to expire prior to the Maturity Date;
(i)    Borrower shall deliver to Lender (1) a REMIC Opinion with respect to the release of the Individual Property and (2) an opinion of counsel satisfying the Prudent Lender Standard and acceptable the Rating Agencies (issued by counsel satisfying the Prudent Lender Standard and acceptable to the Rating Agencies) with respect to such other matters as may be required by Lender in order to satisfy the Prudent Lender Standard;
(j)    Lender shall have received evidence that the Individual Property to be released shall be conveyed to a Person other than Borrower or SPE Component Entity and that the Borrowers owning the Individual Properties not being released shall satisfy all the requirements under Article 5 after giving effect to such release;
(k)    Lender shall have received payment of all Lender’s reasonable costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith; and
(l)    The release of the Individual Property from the lien of the related Security Instrument shall be permitted under REMIC Requirements in effect as of each of (I) the Release Notice Date and (II) the consummation of such release.
2.9.3    Out-Parcel Release.
Provided that no Event of Default has occurred and is continuing, Borrower may obtain a release of the portion of the Grangeville, Idaho Individual Property described on Exhibit B (the “Out-Parcel”) from the Lien of the Security Instrument encumbering the Grangeville, ID Individual Property and related Loan Documents (an “Out-Parcel Release”), in connection with an arms’ length sale of the Out-Parcel to a Person other than Borrower, SPE Component Entity or any Affiliate of either of the foregoing, upon the satisfaction of each of the following conditions:

(a)    Borrower shall have delivered to Lender at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain an Out-Parcel Release;
(b)    Borrower shall submit to Lender a release of Lien (and related Loan Documents) for the Out-Parcel for execution by Lender not less than twenty (20) days prior to the scheduled release date. Such release shall be in a form that is appropriate for recordation in the state in which the Out-Parcel is located, would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall deliver to Lender a certificate from an authorized officer of Borrower stating that, to the best of Borrower’s knowledge, such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not result in a default under any Lease or impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released;
(c)    Borrower shall deliver evidence acceptable to Lender in all respects that, immediately after giving effect to the Out-Parcel Release, the portion of the Property remaining encumbered by the Security Instrument (the “Remaining Property”) shall (i) comply in all respects with all applicable Legal Requirements, including, without limitation, all applicable zoning and building laws, rules, ordinances and regulations, (ii) constitute one or more separate tax lots and (iii) be legally subdivided;
(d)    Borrower shall deliver evidence acceptable to Lender in all respects that Borrower continues to comply with the covenants set forth in Article 5 hereof;
(e)    Borrower shall provide Lender with reasonable evidence that, other than the Security Instrument and the Permitted Encumbrances, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Remaining Property, which evidence shall be in the form of a “bring down” or “date down” or other permitted endorsement of the Title Insurance Policy issued by the title insurance company who issued the Title Insurance Policy;
(f)    Lender shall have received payment of all Lender’s costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Out-Parcel from the Lien of the Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith;
(g)    Borrower shall deliver a reciprocal easement agreement (the “Property Subdivision REA”) in form and substance reasonably satisfactory to Lender which shall be in recordable form and shall provide, among other things:
(i)    any alteration, change in use or development of the Out-Parcel shall not materially adversely affect the Remaining Property and shall be subject to the consent of the owner of the Remaining Property and the Lender, and shall include an analysis and approval of, among other things, (i) the size and location of any new improvements, (ii) the amount of surface parking either removed or converted to multi-level parking, (iii) the effect of any alteration or new construction on ingress and egress to the Remaining Property and to the existing Improvements on the Remaining Property, (iv) the effect, if any, of the alteration, construction or change in use on the Leases in the Remaining Property, and (v) the compliance of the improvements to be altered or constructed on the Out-Parcel with all Applicable Laws;
(ii)    any alteration of existing improvements or construction of new improvements on the Out-Parcel shall be performed in compliance with Applicable Laws;
(iii)    prior to the commencement of any alteration or construction work on the Out-Parcel, a guaranty of completion of any such alteration or construction work on the Out-Parcel shall be provided for the benefit of the owner of the Remaining Property and the Lender by a person or entity acceptable to Lender;
(iv)    cross-easement and mutual or non-exclusive easement for ingress, egress, access, pedestrian walkways, parking, traffic flow, utilities and services shared by the Out-Parcel and the Remaining Property and the like which may be required by any Governmental Authority, which are necessary for the operation of such parcels or any Lease in effect at the Remaining Property at the time of the release;
(v)    any exclusive rights granted pursuant to any Lease affecting the Remaining Property shall encumber the Out-Parcel; and
(vi)    the benefits of the Property Subdivision REA run for the benefit of the owners of the Out-Parcel and the Remaining Property as well as the Lender.
(h)    Borrower shall provide Lender with (i) an endorsement to the Title Insurance Policy relating to the Remaining Property which adds to the insured estate under such policy any easements benefiting the Remaining Property executed in connection with the release transaction as described herein and (ii) a survey of the Property, certified to the title company and Lender and its successors and assigns, in form and having content acceptable to Lender prepared by a professional land surveyor licensed in the State in which the Out-Parcel is located;
(i)    Borrower shall have delivered such other documentation, instruments and/or information that Lender reasonably requests; and
(j)    Lender shall have received (A) a legal opinion reasonably satisfactory to Lender from a nationally recognized law firm stating, among other things, that the Out-Parcel Release will not directly or indirectly result in or cause any REMIC Trust that holds the Note to fail to maintain its status as a REMIC Trust and (B) if required by Lender, Lender shall have received a Rating Agency confirmation with regard to the Out-Parcel Release.
Notwithstanding the foregoing, if after giving effect to the Out-Parcel Release, Lender shall have determined that the Loan to Value Ratio is greater than one hundred twenty-five percent (125%) and Lender is unable to receive the legal opinion required under clause (j) above, then no Out-Parcel Release shall be permitted unless Borrower shall have paid to Lender the least of the following amounts: (i) if the Out-Parcel is sold, the “net proceeds” from such sale, (ii) the fair market value of the Out-Parcel as determined by Lender at the time of the Out-Parcel Release by appraisal or using any commercially reasonable method selected by Lender, or (iii) an amount such that the Loan to Value Ratio after the Out-Parcel Release is not greater than the Loan to Value Ratio for the Properties immediately prior to the Out-Parcel Release.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as of the Closing Date that:
Section 3.1.    Legal Status and Authority. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Properties. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Properties pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instruments and the other Loan Documents on Borrower’s part to be performed.
Section 3.2.    Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instruments and the other Loan Documents by Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Properties, any applicable organizational documents, or any applicable indenture, agreement or other instrument, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instruments in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instruments and the other Loan Documents have been duly executed and delivered by Borrower and Guarantor and (c) this Agreement, the Note, the Security Instruments and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditor’s Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect to the Loan Documents.
Section 3.3.    Litigation. There is no action, suit or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to the best of Borrower’s knowledge, threatened or contemplated (in writing) against Borrower, Sponsor or Guarantor or against or affecting any Individual Property that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to Borrower, would have a Material Adverse Effect.
Section 3.4.    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties and (b) obligations under this Agreement, the Security Instruments, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.
Section 3.5.    Financial Condition.
(a)    Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Security Instruments.
(b)    No petition in bankruptcy has been filed by or against Borrower, Sponsor, Guarantor or any related entity, or any principal, general partner or member thereof, in the last ten (10) years, and neither Borrower, Sponsor, Guarantor nor any related entity, or any principal, general partner or member thereof, in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.
(c)    Borrower is not contemplating either the filing of a petition by it under any Creditor’s Rights Laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
Section 3.6.    Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
Section 3.7.    No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the IRS Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
Section 3.8.    Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.
Section 3.9.    Intentionally Omitted.
Section 3.10.    Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 3.11.    Borrower Offices. Borrower’s principal place of business and its chief executive office as of the date hereof is c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is set forth on Schedule VII. Borrower’s federal tax identification number is set forth on Schedule VII. Borrower is not subject to back-up withholding taxes.
Section 3.12.    Status of Property.
(a)    Except as specifically set forth on Schedule 3.12 attached hereto, Borrower has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Properties and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.
(b)    Except as specifically set forth on Schedule 3.12 attached hereto, to the best of Borrower’s knowledge, each Individual Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements, except for immaterial violations that do not have a Material Adverse Effect. Without limiting the foregoing, as of the date hereof and for as long as Borrower has owned the Stevensville, MI Individual Property, Borrower has been in compliance with all Environmental Laws relating to such Individual Property, including without limitation any requirements of “due care” under such Environmental Laws or any other Applicable Law.
(c)    Each Individual Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the each Individual Property has accepted or is equipped to accept such utility service.
(d)    All public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. Each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of such Individual Property.
(e)    Each Individual Property is served by public water and sewer systems.
(f)    Each Individual Property is free from damage caused by fire or other casualty. Each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in a reasonably good condition, order and repair in all material respects; to Borrower’s knowledge, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(g)    All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting any Individual Property which are or may be prior to or equal to the lien of the applicable Security Instrument.
(h)    Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Properties, free and clear (after payment of any existing lenders and the liens thereof from the proceeds of the Loan) of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instruments and the other Loan Documents.
(i)    All liquid and solid waste disposal, septic and sewer systems located on the Properties are in a good and safe condition and repair and in compliance with all Legal Requirements.
(j)    No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof. No part of any Individual Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.
(k)    All the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.
(l)    To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.
Section 3.13.    Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Sponsor, Guarantor and/or each Individual Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Sponsor, Guarantor or the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Sponsor or Guarantor from that set forth in said financial statements.
Section 3.14.    Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of the access to any Individual Property.
Section 3.15.    Separate Lots. Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.
Section 3.16.    Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 3.17.    Use of Property. Each Individual Property is used exclusively for the purposes described on Schedule VI and other appurtenant and related uses.
Section 3.18.    Leases and Rent Roll. Except as disclosed in the rent roll for the Properties delivered to and approved by Lender (the “Rent Roll”) or any estoppel certificate from the applicable Tenant delivered and approved by Lender in connection with the closing of the Loan, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to the best of Borrower’s knowledge, no party under any Lease is in default; (e) to the best of Borrower’s knowledge, all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) the terms of all alterations, modifications and amendments to the Leases are reflected in the certified occupancy statement delivered to and approved by Lender; (g) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated by Borrower; (h) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (i) to the best of Borrower’s knowledge, the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (j) to the best of Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (k) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (l) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (m) the Leases are valid and enforceable against Borrower and the Tenants set forth therein; (n) except as set forth in the applicable Leases, no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at any Individual Property, or any other similar provision; (o) no person or entity has any possessory interest in, or right to occupy, any Individual Property except under and pursuant to a Lease; (p) no Lease has the benefit of a non-disturbance agreement that would be considered unacceptable to prudent institutional lenders; (q) all security deposits relating to the Leases reflected on the certified rent roll delivered to Lender have been collected by Borrower; (r) no brokerage commissions or finders fees are due and payable regarding any Lease; (s) each Tenant is in actual, physical occupancy of the premises demised under its Lease; (t) there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (u) no Tenant is entitled to any reduction in the Rents pursuant to the terms of the applicable Lease.
Section 3.19.    Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instruments, the Note and the other Loan Documents, including, without limitation, the Security Instruments, have been paid or will be paid, and, under current Legal Requirements, the Security Instruments are enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditor’s Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.20.    Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are due and payable.
Section 3.21.    Illegal Activity/Forfeiture.
(a)    No portion of any Individual Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at any Individual Property.
(b)    There has not been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording the federal government or any state or local government the right of forfeiture as against such Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instruments or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
Section 3.22.    Taxes. Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
Section 3.23.    Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instruments, the Note and the other Loan Documents materially and adversely affects the value or marketability of any Individual Property, impairs the use or the operation of any Individual Property or impairs Borrower’s ability to pay its obligations in a timely manner.
Section 3.24.    Third Party Representations. Each of the representations and the warranties made by Sponsor and Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.
Section 3.25.    Non-Consolidation Opinion Assumptions. All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct.
Section 3.26.    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 3.27.    Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
Section 3.28.    Embargoed Person. To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Sponsor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Sponsor or Guarantor, as applicable, with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) none of the funds of Borrower, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law.
Section 3.29.    Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section. Borrower hereby represents and warrants that Borrower, Sponsor and Guarantor and each and every Person affiliated with Borrower, Sponsor and/or Guarantor or that to Borrower’s knowledge has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in any Individual Property or will participate, in any manner whatsoever, in the Loan, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower, Guarantor, Sponsor or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
Section 3.30.    Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof and no single Person holds greater than a twenty percent (20%) direct or indirect ownership interest in the entity shown on such chart as “Investors”.
Section 3.31.    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
Section 3.32.    No Breach of Fiduciary Duty. No Person currently owning a direct or indirect equity ownership interest in Borrower (nor any past or current affiliate of such Person), has breached any fiduciary duty owed by such Person to any other Person now or previously owning a direct or indirect equity ownership interest in Borrower or in any other prior owner of any Individual Property.
Section 3.33.    Property Document Representations. With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Property Document by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full, (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document, and (e) the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.
Section 3.34.    No Change in Facts or Circumstances; Disclosure.
All information submitted by Borrower, Guarantor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 4

BORROWER COVENANTS
From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instruments, the Note and the other Loan Documents or the earlier release of the lien of the Security Instruments (and all related obligations) in accordance with the terms of this Agreement, the Security Instruments, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
Section 4.1.    Existence. Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State is located and (c) its franchises and trade names, if any.
Section 4.2.    Legal Requirements.
(a)    Borrower shall promptly comply and shall cause the Properties to comply with all Legal Requirements affecting the Properties or the use thereof, including, without limitation, all Environmental Laws. Without limiting the foregoing, Borrower shall: (i) (A) at all times comply with any “due care” requirements affecting the Stevensville, MI Individual Property under all applicable Environmental Laws, and (B) record in the appropriate land records or recorder’s office the restrictive covenants contained as Exhibit A to the Stevensville, MI Individual Property Remediation Agreement within thirty (30) days of the date hereof, and (ii) (A) comply with each requirement under the Coalinga, CA Individual Property Environmental Restriction that have not already completed as of the date hereof, within thirty (30) days of the date hereof and (B) thereafter comply with the reporting required in Section 7.07 of the Coalinga, CA Individual Property Environmental Restriction on or before January 15th of each year and all other obligations that may arise from the Coalinga, CA Individual Property Environmental Restriction. Borrower shall provide Lender with satisfactory evidence of its compliance with Sections 4.2(a)(i)(B) and 4.2(a)(ii) within thirty (30) days of such compliance.
(b)    Borrower shall from time to time, upon Lender’s written request, provide Lender with evidence reasonably satisfactory to Lender that each Individual Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.
(c)    Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.
(d)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
Section 4.3.    Maintenance and Use of Property. Borrower shall cause the Properties to be maintained in a reasonably good and safe condition and repair. The Improvements and the Personal Property (owned by Borrower) shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall (or shall cause) the prompt repair, replacement and/or rebuilding of any part of any Individual Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of any Individual Property or any part thereof. If under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 4.4.    Waste. Borrower shall not commit or suffer any waste of any Individual Property or make any change in the use of any Individual Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of any Individual Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.
Section 4.5.    Taxes and Other Charges.
(a)    Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against any Individual Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 8.6 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against any Individual Property, and shall promptly pay for all utility services provided to any Individual Property.
(b)    After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of any Security Instrument being primed by any related lien.
Section 4.6.    Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.
Section 4.7.    Access to Property. Subject to the rights of Tenants under their respective Leases, Borrower shall permit agents, representatives and employees of Lender to inspect any Individual Property or any part thereof not more than twice per annum per Individual Property (absent the continuance of a Trigger Period or otherwise in connection with any Secondary Market Transaction, which in each case shall not be subject to such limitation) at reasonable hours upon not less than forty-eight (48) hours advance written notice.
Section 4.8.    Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Sponsor’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
Section 4.9.    Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, any Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
Section 4.10.    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instruments, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to any Individual Property and any amendments, modifications of changes thereto.
Section 4.11.    Awards. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the applicable Individual Property or any part thereto) out of such Awards or Insurance Proceeds.
Section 4.12.    Books and Records.
(a)    Borrower shall keep adequate books and records of account in accordance with the Approved Accounting Method and furnish to Lender:
(i)    quarterly (and prior to a Securitization, monthly upon Lender’s request) certified rent rolls (in the form approved by Lender in connection with the closing of the Loan) and tenant sales reports (if applicable), within ten (10) days after the end of each calendar month upon Lender’s request or forty-five (45) days after the end of each calendar quarter, as applicable;
(ii)    quarterly (and prior to a Securitization, monthly upon Lender’s request) operating statements of the Properties detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ten (10) days after the end of each calendar month (upon Lender’s request) or forty-five (45) days after the end of each calendar quarter, as applicable;
(iii)    an annual balance sheet, profit and loss statement and statement of cash flow of Borrower prepared on a consolidated basis with Sponsor (provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and Sponsor and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of Sponsor or any other Person and (ii) any Borrower’s assets included in such consolidated financial statements shall be listed on Borrower’s own separate balance sheet), within one hundred twenty (120) days after the close of each fiscal year of Borrower;
(iv)    an annual operating statement of the Properties detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within one hundred twenty (120) days after the close of each fiscal year of Borrower;
(v)    by no later than December 15 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall (A) if a Trigger Period does not exist, be provided for informational purposes only and (B) if a Trigger Period exists, not take effect until approved by Lender, which approval shall not be unreasonably withheld, delayed or conditioned (after such approval has been given in writing, such approved budget shall be referred to herein as the “Approved Annual Budget”). Until such time that Lender approves the first annual operating budget after the commencement of the applicable Trigger Period, Approved Operating Expenses for purposes of Section 8.4 shall be based on actual Operating Expenses incurred during the preceding twelve (12) month period; thereafter, until such time that Lender approves a proposed annual operating budget, the most recent Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses;
(vi)    by no later than ten (10) days after and as of the end of each calendar month (upon Lender’s request) during the period prior to Securitization, and thereafter by no later than forty-five (45) days after and as of the end of each calendar quarter, and in each case only after the occurrence and during the continuance of a Trigger Period, a calculation of the amount of Excess Cash Flow generated by each Individual Property for such period together with such back-up information as Lender shall require; and
(vii)    by no later than ten (10) days after and as of the end of each calendar month (upon Lender’s request) during the period prior to Securitization, and thereafter by no later than forty-five (45) days after and as of the end of each calendar quarter, a summary report containing each of the following with respect to each Individual Property for the most recently completed calendar month or quarter (as applicable): (A) aggregate sales by tenants under Leases or other occupants of each Individual Property, both on an actual (or to the extent such information is not provided by such tenants or occupants, Borrower’s best estimate) and on a comparable store basis, (B) rent per square foot payable by each such tenant or occupant and (C) aggregate occupancy of each Individual Property by anchor space and in-line store space.
(b)    Upon written request from Lender, in the event the Tenant leasing space at the applicable Individual Property as of the date hereof is not in full force and effect or if a default exists under such Lease, Borrower shall furnish in a timely manner to Lender with respect to such Individual Property:
(i)    a property management report for such Individual Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information reasonably requested by Lender, but no more frequently than quarterly;
(ii)    an accounting of all security deposits held in connection with any Lease of any part of such Individual Property including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and
(iii)    evidence reasonably acceptable to Lender of compliance with the terms and conditions of Articles 5 and 9 hereof.
(c)    Borrower shall furnish Lender (and shall cause Sponsor and/or Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records, provided, however, for so long as no Event of Default exists, Lender shall provide Borrower not less than forty-eight (48) hours prior written notice.
(d)    Borrower agrees that all Required Financial Items (defined below) to be delivered to Lender pursuant to Section 4.12 shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party; (iii) disclose all liabilities that are required to be reflected or reserved against; (iv) be prepared (A) in the form reasonably required by Lender and certified by a Responsible Officer of Borrower (B) in hardcopy and electronic formats and (C) in accordance with the Approved Accounting Method; and (v) upon written request of Lender, be audited by a “Big Four” accounting firm (excluding Arthur Andersen) or other independent certified public accountant reasonably acceptable to Lender. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.
(e)    Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein and after thirty (30) days written request by Lender (each such event, a “Reporting Failure”), (i) such failure shall constitute an Event of Default hereunder and (ii) without limiting Lender’s other rights and remedies with respect to the occurrence of such an Event of Default, commencing with the second Reporting Failure during the term of the Loan, Borrower shall pay to Lender the sum of $1,500.00 per occurrence for each Reporting Failure within thirty (30) days of Lender’s written request for such Required Financial Item, which written request shall reference this Section 4.12(e). It shall constitute a further Event of Default hereunder if any such payment is not received by Lender within thirty (30) days of Lender’s written request for such Required Financial Item, and Lender shall be entitled to the exercise of all of its rights and remedies provided hereunder.
Section 4.13.    Estoppel Certificates.
(a)    After written request by Lender, Borrower, within ten (10) Business Days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified to the best of Borrower’s knowledge, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the rate of interest of the Loan, (iv) the terms of payment and maturity date of the Loan, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instruments or any Individual Property.
(b)    Borrower shall use its commercially reasonable best efforts (which shall not require Borrower to commence any litigation to compel compliance), subject to the terms and conditions of the Leases, to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease. It shall not be deemed an Event of Default hereunder if Borrower is unable to obtain an estoppel certificate from one (1) or more Tenants despite using commercially reasonable efforts to obtain same.
(c)    In connection with the Securitization of the Loan (or any portion thereof or interest therein), at Lender’s written request (not to exceed two (2) times in any calendar year unless an Event of Default exists), Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may reasonably require.
(d)    Borrower shall deliver to Lender, upon written request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender.
Section 4.14.    Leases and Rents.
(a)    All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender) which consent shall not be unreasonably withheld, delayed or conditioned), (iii) provide that such Lease is subordinate to the applicable Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale (subject to any rights of a Tenant under a SNDA) and (iv) not contain any terms which would have a Material Adverse Effect. All Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned.
(b)    Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Lease without Lender’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon written request, Borrower shall furnish Lender with executed copies of all Leases.
(c)    Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further agrees to provide Lender with written notice of a Tenant “going dark” under such Tenant’s Lease within thirty (30) days after such Tenant “goes dark” and Borrower’s failure to provide such notice shall constitute an Event of Default.
(d)    Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the applicable Individual Property and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Properties, as so reasonably determined by Lender).
(e)    Upon written request from Borrower and provided no Event of Default exists, Lender shall enter into a subordination, non-disturbance and attornment agreement, on a commercially reasonable form then currently used or accepted by Lender (an “SNDA”) with any Tenant (other than an Affiliate of Borrower) entering into any Lease provided Lender has approved such Lease. All reasonable costs and expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of any such agreement, including, without limitation, reasonable fees and disbursements of legal counsel, shall be paid by Borrower.
Section 4.15.    Management Agreement.
(a)    Borrower shall (i) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Without Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, Borrower shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any material respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon any Individual Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement. Borrower shall, from time to time, use its best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon written demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest; provided, however, such power of attorney shall not be exercised unless an Event of Default exists. In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than 60 days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof. Borrower’s failure to submit the same within such time-frame shall, at Lender’s option, constitute an immediate Event of Default. Any reasonable sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instruments and the other Loan Documents and shall be immediately due and payable upon written demand by Lender therefor.
(b)    Without limitation of the foregoing, if the Management Agreement is terminated or expires pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage any Individual Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise reasonably satisfactory to Lender in all material respects. New Manager and Borrower shall execute an Assignment of Management Agreement in the form then used by Lender. Without limitation of the foregoing, if required by Lender, Borrower shall, as a condition precedent to Borrower’s engagement of such New Manager, (i) obtain a Rating Agency Confirmation with respect to such New Manager and new management agreement, and (ii) to the extent that such New Manager is an Affiliated Manager, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such New Manager and new management agreement.
Section 4.16.    Payment for Labor and Materials.
(a)    Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Properties (any such bills and costs, a “Work Charge”) and never permit to exist in respect of any Individual Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of any Individual Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instruments, except for the Permitted Encumbrances.
(b)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the applicable Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.
Section 4.17.    Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to each Individual Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.
Section 4.18.    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 4.19.    ERISA
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instruments, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)	Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)	Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)
Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

Section 4.20.    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.
Section 4.21.    Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that is reasonably likely to have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, which approval shall not be unreasonably withheld, delayed or conditioned. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities reasonably acceptable to Lender (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.
Section 4.22.    Property Document Covenants. Borrower shall (i) promptly perform and/or observe (or cause to be performed and/or observed), in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner, including, without limitation, any covenants and agreements necessary to cause Borrower to comply with the terms of any Leases; (v) cause any Individual Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, (A) enter into any new Property Document or execute any modifications to any existing Property Documents that is reasonably likely to have a Material Adverse Effect, (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any respect which is reasonably likely to have a Material Adverse Effect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.
Section 4.23.    Immediate Repairs. Borrower shall perform (or shall cause to be performed) the repairs at each Individual Property as set forth on Schedule I hereto (such repairs hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or ninety (90) days from the Closing Date.
Section 4.24.    FedEx Expansion.
(a)    In the event FedEx exercises the Expansion Option (as defined in the FedEx Lease) and Borrower is required to perform and/or pay for the Expansion (as defined in the FedEx Lease), Borrower shall comply with the terms of the FedEx Lease and this Section 4.24 (a) (in connection with each such Expansion Option).
(i)    Borrower shall promptly send to Lender a copy of any notice from FedEx exercising the Expansion Option received by Borrower. Lender shall have the right to approve (i) any plans and specifications prepared in connection with the Expansion, (ii) the lease rate to be paid by FedEx upon substantial completion of the Expansion, as well as any amendment to the FedEx Lease confirming said new rent amount or any other matter Borrower has approval rights regarding the Expansion and (iii) all hard and soft costs for the Expansion (the “Expansion Costs”) and the schedule of the work to complete the Expansion. Prior to commencing the Expansion, Borrower shall prepare a budget for the Expansion detailing the Expansion Costs, which budget shall be acceptable to Lender in all respects (the “Expansion Budget”). Nothing in this subsection (a) shall be construed to limit any other Lender rights contained in this Agreement, including, without limitation, Section 4.14 hereof.
(ii)    No later than five (5) Business Days after the date the Expansion Costs are approved by FedEx, Borrower and Lender, Borrower shall deliver to Lender as security for the payment of such amounts to be incurred in connection with the construction of the Expansion and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be in an amount equal to the amount of the Expansion Costs. In the event that Lender determines in its reasonable discretion that the cost to complete the Expansion is more than the amount of any security delivered to Lender pursuant to this subsection (b) (an “Expansion Deficiency Event”), Borrower shall deliver to Lender upon five (5) Business Days prior written notice additional security (in one of the forms described in clauses (i) through (iv) above in the amount of said deficiency) (said deficiency, an “Expansion Deficiency”). Except as provided in subsection (iii) below, Lender shall have no obligation to disburse any security delivered to Lender pursuant to this subsection (ii) prior to completion and payment in full of the Expansion in accordance with the terms of this Section 4.24.
(iii)    In the event that Borrower has delivered cash as security in accordance with subsection (ii) above (the “Expansion Reserve”) into an Eligible Account, Lender shall make disbursements from the Expansion Reserve to reimburse Borrower only for the Expansion Costs. Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 4.24, disburse to Borrower amounts from the Expansion Reserve necessary to reimburse Borrower for the actual Expansion Costs incurred. In no event shall Lender be obligated to disburse funds from the Expansion Reserve if an Event of Default exists or if a Expansion Deficiency exists. Each request for disbursement from the Expansion Reserve shall be in a form specified or reasonably approved by Lender and shall specify (i) the specific Expansion Costs for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the applicable work includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in the Expansion, and (iv) the cost of all contracted labor or other services applicable to the work for which the disbursement is requested. With each request Borrower shall certify that, to the best of Borrower’s knowledge, all work completed at the time of the disbursement request have been made in accordance with all applicable Legal Requirements having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and each request shall include evidence reasonably satisfactory to Lender of payment of all such amounts. Each request for disbursement from the Expansion Reserve shall be made only after completion of the work for which disbursement is requested. Borrower shall provide Lender evidence of completion satisfactory to Lender in its reasonable judgment. Borrower shall pay all invoices in connection with the applicable work prior to submitting such request for disbursement from the Expansion Reserve. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of all applicable Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request. Before each disbursement from the Expansion Reserve, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the Property since the date of recordation of the Security Instrument and that title to the Property is free and clear of all Liens (other than the Lien of the Security Instrument and other Permitted Encumbrances). Borrower shall not make a request for disbursement from the Expansion Reserve more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Expansion Costs in any request shall not be less than $25,000.
(iv)    Borrower shall make complete the Expansion in accordance with the terms hereof, the FedEx Lease and otherwise in accordance with the Expansion Budget. Borrower shall complete the Expansion in a good and workmanlike manner as soon as practicable following the commencement thereof. Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Expansion, which approval shall not be unreasonably withheld, delayed or conditioned. Upon Lender’s written request, Borrower shall assign any contract or subcontract to Lender. The Expansion and all materials, equipment, fixtures, or any other item comprising a part of any Expansion shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens. The Expansion and the work to complete the Expansion shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters. Upon the occurrence and continuance of an Event of Default, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor reasonably necessary to complete the Expansion and/or employ watchmen to protect the Property from damage. All reasonable sums so expended by Lender shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instrument. For this purpose, Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Expansion in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked; provided, however, such power of attorney shall not be exercised unless an Event of Default exists. Borrower empowers said attorney-in-fact as follows: (i) to make such additions, changes and corrections to the Expansion as shall be necessary or desirable to complete the Expansion; (ii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iii) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Expansion, or for clearance of title; (iv) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (v) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vi) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement. Nothing in this Section 4.24 shall: (i) make Lender responsible for making or completing the Expansion; (ii) require Lender to expend funds in addition to the Expansion Reserve or any other security to make or complete the Expansion; (iii) obligate Lender to proceed with the Expansion; or (iv) obligate Lender to demand from Borrower additional sums to make or complete the Expansion.
(v)    Upon not less than forty-eight (48) hours prior written notice, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of the Expansion and all materials being used in connection therewith. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this subsection (v). Lender may require an inspection of the Property at Borrower’s reasonable expense prior to making a disbursement from the Expansion Reserve in order to verify completion of the work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the Expansion Reserve. Borrower shall pay the reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(vi)    Borrower shall pay all reasonable fees, costs and expenses incurred by Lender in connection with the Expansion, including, without limitation, all reasonable costs, expenses and fees incurred in connection with any inspection performed by Lender or its agents in connection with the Expansion, all costs to maintain the Expansion Reserve and administer disbursements therefrom, all reasonable fees, costs and expenses incurred by Lender in connection with any review and approval required under this Section 4.24(a), any Servicer fees charged in connection with the Expansion and reasonable attorneys’ fees and expenses and Rating Agency fees and expenses relating to the Expansion.
(b)    In the event FedEx exercises the Expansion Option (as defined in the FedEx Lease) and FedEx is performing the Expansion, Borrower shall comply with the terms of the FedEx Lease and this Section 4.24(b) (in connection with each such Expansion Option).
(i)    Borrower shall promptly send to Lender a copy of any notice from FedEx exercising the Expansion Option received by Borrower. To the extent permitted under the FedEx Lease, Lender shall have the right to approve the lease rate to be paid by FedEx upon substantial completion of the Expansion, as well as any amendment to the FedEx Lease confirming said new rent amount or any other matter Borrower has approval rights regarding the Expansion. Nothing in this subsection (i) shall be construed to limit any other Lender rights contained in this Agreement, including, without limitation, Section 4.14 hereof. Additionally, nothing in this Section 4.24(b) shall: (i) make Lender responsible for making or completing the Expansion; (ii) require Lender to expend funds to make or complete the Expansion; (iii) obligate Lender to proceed with the Expansion; or (iv) obligate Lender to demand from Borrower additional sums to make or complete the Expansion.
(ii)    Upon not less than forty-eight (48) hours prior written notice, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of the Expansion and all materials being used in connection therewith. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this subsection (ii). Borrower shall pay the reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(iii)    Borrower shall pay all reasonable fees, costs and expenses incurred by Lender in connection with the Expansion, including, without limitation, all reasonable costs, expenses and fees incurred in connection with any inspection performed by Lender or its agents in connection with the Expansion, all reasonable fees, costs and expenses incurred by Lender in connection with any review and approval required under this Section 4.24(b), any Servicer fees charged in connection with the Expansion and reasonable attorneys’ fees and expenses and Rating Agency fees and expenses relating to the Expansion.
ARTICLE 5

ENTITY COVENANTS
Section 5.1.    Single Purpose Entity/Separateness.
(a)    Borrower has not and will not, for so long as the Loan remains outstanding:
(i)    engage in any business or activity other than the ownership, operation and maintenance of the Properties, and activities incidental thereto;
(ii)    acquire or own any assets other than (A) the Properties, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Properties;
(iii)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(iv)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;
(v)    own any subsidiary, or make any investment in, any Person;
(vi)    commingle its funds or assets with the funds or assets of any other Person;
(vii)    incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by any Individual Property;
(viii)    fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;
(ix)    enter into any contract or agreement with any member or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xi)    except with respect to the Loan from the Lender, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
(xii)    make any loans or advances to any Person;
(xiii)    fail to file its own tax returns (unless prohibited by applicable Legal Requirements from doing so);
(xiv)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;
(xv)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Properties to do so);
(xvi)    without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;
(xvii)    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;
(xviii)    fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Properties to do so);
(xix)    acquire obligations or securities of its members or other affiliates; or
(xx)    violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.
(b)    If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) - (vi) (inclusive) and (viii) - (xx) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.
(c)    In the event Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member (A) unless a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware or Maryland law (as applicable) and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of the SPE Component Entity or Borrower (as applicable). The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware or Maryland (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or the SPE Component Entity (as applicable).
(d)    The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).
Section 5.2.    Independent Director.
(a)    The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed independent director or manager of such entity (each, an “Independent Director”) who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person (II) shall have, at the time of their appointment, had at least three (3) years experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider.
(b)    The organizational documents of each Borrower and the SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and the SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of Borrower or the SPE Component Entity, requires an unanimous vote of the Constituent Members or of the board of directors or managers of Borrower or the SPE Component Entity unless, in each case, at the time of such action there shall be at least one Independent Director engaged as provided by the terms hereof and such Independent Director vote in favor of such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.
Section 5.3.    Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s or the SPE Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure, without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the written request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower or the SPE Component Entity intends to operate each Individual Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to such Individual Property.
Section 5.4.    Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.
ARTICLE 6

NO SALE OR ENCUMBRANCE
Section 6.1.    Transfer Definitions. For purposes of this Article 6, “Restricted Party” shall mean Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
Section 6.2.    No Sale/Encumbrance.
(a)    It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of any Individual Property or any part thereof or any legal or beneficial interest therein occurs and/or a Sale or Pledge of an interest in any Restricted Party occurs (collectively, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14 or a release of an Individual Property in accordance with the provisions of Section 2.5 hereof.
(b)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell any Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) Property Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 4.15; (viii) any action for partition of any Individual Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its affiliates or consented to or acquiesced in by Borrower or its affiliates which results in a Property Document Event; and (ix) in the event Borrower is a Delaware Statutory Trust, the Sale or Pledge of any beneficial interest in said Delaware Statutory Trust (except for DST Transfers (defined below) effected in accordance with the terms hereof).
Section 6.3.    Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent: (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be), or the creation or issuance of new stock, partnership or membership interests, in a Restricted Party (as the case may be) or (c) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that, the foregoing provisions of this clause (c) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers or creation or issuance of interests listed in clauses (a) and/or (b) above, (A) Lender shall receive not less than thirty (30) days prior written notice of such transfers or creation or issuance of interests; provided, however, with respect to any transfers or creation or issuance of interests in Sponsor or the REIT occurring during the continuance of a REIT Public Offering Period, the requirements of this subsection (A) shall not apply to any such transfers or creation or issuance of interests; (B) no such transfers or creation or issuance of interests shall result in a change in Control of Sponsor, Guarantor or Affiliated Manager; provided, however, such a transfer may result in a change of Control of Sponsor and Guarantor only (but not any Affiliated Manager) if a Qualified Transferee Controls Sponsor and Guarantor after giving effect to such transfer or creation or issuance of interests; (C) after giving effect to such transfers or creation or issuance of interests and at all times that the Loan is outstanding, Sponsor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity; (II) Control Borrower and any SPE Component Entity and (III) control the day-to-day operation of the each Individual Property; (D) after giving effect to such transfers or creation or issuance of interests, each Individual Property shall continue to be managed by Affiliated Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (E) in the case of the transfer or creation or issuance of interest of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (F) in the case of (1) the transfer of the management of the Property (or any portion thereof) to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or (2) the transfer or creation or issuance of interest of any equity ownership interests (I) directly in Borrower or in any SPE Component Entity, (II) in any Restricted Party whose sole asset is a direct or indirect equity ownership interest in Borrower or in any SPE Component Entity, or (III) results in any Person and its Affiliates owning 49% or more of the outstanding interests in a Restricted Party such transfers or creation or issuance of interests shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer; provided, however, with respect to any transfers or creation or issuance of interests in Sponsor or the REIT occurring during the continuance of a REIT Public Offering Period, the requirements of this subsection (F) shall not apply to any such transfers or creation or issuance of interests; and (G) such transfers or creation or issuance of interests shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s written request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer or creation or issuance of interest) and (II) continue to comply with the covenants contained herein relating to ERISA matters. Upon written request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer or creation or issuance of interests consummated in accordance with this Section 6.3. Notwithstanding anything to the contrary contained in this Loan Agreement, at all times during of the term of the Loan (x) no change in Control of Sponsor, Guarantor or Affiliated Manager shall occur, provided, however, a change in Control of Sponsor and Guarantor only (but not any Affiliated Manager) may occur if a Qualified Transferee assumes Control of Sponsor and Guarantor and (y) Sponsor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower, any SPE Component Entity and each Individual Property; (II) Control each Borrower and any SPE Component Entity and (III) Control the day-to-day operation of the each Individual Property.
Section 6.4.    Permitted Property Transfer (Assumption). Notwithstanding the foregoing provisions of this Article 6, at any time other than the sixty (60) days prior to and following any Secondary Market Transaction, Lender shall not unreasonably withhold consent to a one-time transfer of all the Properties in its entirety (the “Assumption”) to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:
(a)    no Default or Event of Default has occurred;
(b)    Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld, delayed or conditioned. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;
(c)    Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to one percent (1%) of the then outstanding principal balance of the Loan (provided, however, that no such assumption fee shall be payable in connection with prospective transfer in the event that (x) Sponsor shall continue to (I) own at least a 51% direct or indirect equity ownership interest in each Transferee, any SPE Component Entity related to each Transferee and each Individual Property; (II) Control each Transferee and any SPE Component Entity related to each Transferee and (III) Control the day-to-day operation of the each Individual Property and (y) no change in Control of Sponsor, Guarantor or Affiliated Manager shall have occurred in connection with such proposed transfer, provided, however, a change in Control of Sponsor and Guarantor only (but not any Affiliated Manager) may occur if a Qualified Transferee assumes Control of Sponsor and Guarantor), (ii) all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (iii) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;
(d)    Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and an Affiliate of Transferee reasonably acceptable to Lender shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender;
(e)    Borrower and Transferee, without any cost to Lender, shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;
(f)    Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple and leasehold title to the Properties, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem reasonably necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;
(g)    Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof;
(h)    Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;
(i)    Transferee shall furnish to Lender a REMIC Opinion, a New Non-Consolidation Opinion and with respect to the transfer and the transactions related thereto and an additional opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (D) with respect to such other matters as Lender may reasonably request;
(j)    if required by Lender, Lender shall have received (A) a Rating Agency Confirmation with respect to such transfer and (B) evidence that the proposed transfer will not result in a Property Document Event; and
(k)    Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.4.
Provided that in connection with any Assumption complying with the terms of this Section 6.4 the Transferee has assumed all of Borrower’s obligations and liabilities (and the replacement Guarantor and Indemnitor described in clause (d) above has assumed all of Guarantor’s and Indemnitor’s obligations and liabilities under the Loan Documents) first arising from and after the date of such Assumption in a manner reasonably acceptable to Lender, Borrower, Guarantor and Indemnitor shall be released from its obligations under the Loan first arising from and after the date of the Assumption.
Section 6.5.    Permitted Tenants-In-Common Structure. Notwithstanding the foregoing provisions of this Article 6, at any time after the earlier of (i) one (1) year from the date hereof and (ii) thirty (30) days following a Securitization, Borrower shall be permitted in accordance with Lender’s then current guidelines (including, without limitation, requirements relating to the maximum number of tenants in common, minimum ownership investment amount for each TIC and/or minimum or maximum tenancy-in-common ownership percentages in the Property), to sell up to forty-nine percent (49%) of its interest in the Properties as tenancy-in-common ownership interests in the Properties (“Tenant-in-Common Transfers”) to certain Persons in accordance with the terms hereof (a “TIC Transferee”), each of which shall constitute an additional Borrower hereunder, including, without limitation, through the use of a Delaware Statutory Trust in accordance with Section 6.6 hereof, provided that each of the following terms and conditions are satisfied:
(a)    no Default or Event of Default has occurred;
(b)    intentionally omitted;
(c)    Borrower shall have (i) delivered written notice to Lender of the terms of such prospective Tenant-In Common Transfer not less than sixty (60) days before the date on which such Tenant-In Common Transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed TIC Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee required by Lender (not to exceed $10,000). Lender shall have the right to approve or disapprove the proposed Tenant-In Common Transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, no assumption fee shall be payable in connection with any proposed Tenant-in-Common Transfers complying with the terms of this Agreement;
(d)    Borrower shall have paid to Lender, concurrently with the closing of such prospective Tenant-In-Common Transfer (i) all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (ii) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;
(e)    TIC Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such Tenant-In Common Transfer, TIC Transferee and its constituent partners, members, shareholders, affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption, and an Affiliate of TIC Transferee reasonably acceptable to Lender shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender;
(f)    Borrower and TIC Transferee, without any cost to Lender, shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;
(g)    Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy, hazard insurance endorsements or certificates and other similar materials as Lender may deem reasonably necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;
(h)    TIC Transferee shall have furnished to Lender all appropriate papers evidencing TIC Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of TIC Transferee and of the entities, if any, which are partners or members of TIC Transferee. TIC Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall reasonably require, shall be a single member Delaware limited liability company that complies with the covenants set forth in Article 5 hereof;
(i)    TIC Transferee shall assume the obligations of Borrower under any Management Agreement;
(j)    TIC Transferee shall furnish to Lender a REMIC Opinion with respect to each Tenant-in-Common Transfer and the transactions related thereto and an additional opinion of counsel satisfactory to Lender and its counsel (A) that TIC Transferee’s formation documents provide for the matters described in subparagraph (h) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against TIC Transferee in accordance with their terms, (C) that TIC Transferee and any entity which is a controlling stockholder, member or general partner of TIC Transferee, have been duly organized, and are in existence and good standing, and (D) with respect to such other matters as Lender may reasonably request;
(k)    if required by Lender, Lender shall have received (A) a Rating Agency Confirmation with respect to such prospective Tenant-In Common Transfer and (B) evidence that the prospective Tenant-In Common Transfer will not result in a Property Document Event;
(l)    Lender will obtain litigation, bankruptcy, judgment, tax lien and uniform commercial code filings searches in the applicable jurisdictions, as determined by lender (“Searches”) with respect to the TIC Transferee, its principals (and any other party reasonably requested by Lender), which Searches shall show no adverse matters
(m)    Borrower’s obligations under the contract of sale pursuant to which the prospective Tenant-In Common Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.5;
(n)    after giving effect to such Tenant-in-Common Transfer and at all times during that the Loan is outstanding, (I) Sponsor shall only own, directly or indirectly, one (1) TIC (the “Sponsor TIC”), (II) the Sponsor TIC shall be a wholly-owned subsidiary of Sponsor, (III) the Sponsor TIC shall own, directly or indirectly, at least a 51% of the tenancy-in-common interest in the Property; (IV) Sponsor shall Control Sponsor TIC and (III) Sponsor shall control the day-to-day operation of the Property;
(o)    Each TIC Transferee enters into a Tenancy-In-Common Agreement (the “Co-Tenancy Agreement”) and a Tenant-In-Common Subordination Agreement, each reasonably acceptable to Lender in all material respects;
(p)    Upon the occurrence of the first Tenant-in-Common Transfer, this Agreement shall be modified as follows:
(i)    the following shall be added as Subsection 10.1(v) hereof: “if (i) any default occurs under the Co-Tenancy Agreement beyond all applicable notice and cure periods expressly set forth thereunder, (ii) the Co-Tenancy Agreement is terminated, modified or amended without Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned or (iii) any action or proceeding is commenced for the partition of all or any portion of the Property”;
(ii)     the following shall be added as Subsection 13.1(b)(xi) hereof: “(xi) the filing by any Borrower or any of their general partners, managing members or principals of any action or proceeding to partition all or any portion of the Property or any action to compel the sale thereof”;
(iii)    the following shall be added as Subsection 13.1(b)(xii) hereof: “(xii) Borrower’s failure to comply with all Applicable Laws, including, without limitation, securities laws, in connection with the solicitation, sale, offering or similar action of any tenant-in-common interest”; or
(iv)    the following shall be added as Article 18 hereof:
“ARTICLE 18- CO-TENANCY PROVISIONS
Section 18.1    Joint and Several Liability
Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and agreements made by each Borrower herein, and the liability of each Borrower hereunder, are joint and several.
Section 18.2    Waivers.
Each Borrower hereby waives any and all rights of subrogation, reimbursement, contribution, indemnity or otherwise arising by contract or operation of law (including, without limitation, any lien rights) from or against any other Borrower until the Loan is paid in full and all Borrowers’ obligations under the Loan Documents are satisfied.
Section 18.3    Partition.
Notwithstanding anything to the contrary contained herein, no Borrower shall bring an action for partition with respect to such Borrower’s ownership interest in the Property or to compel any sale thereof. Each Borrower expressly waives any and all rights to partition the Property until the Loan is paid in full and all Borrowers’ obligations under the Loan Documents are satisfied. Each Borrower further expressly waives any and all rights to encumber any other Borrower’s tenant-in-common interest in the Property except as expressly provided herein until the Loan is paid in full and all Borrowers’ obligations under the Loan Documents are satisfied.
Section 18.4    Tenancy in Common.
At all times during that the Loan is outstanding, (a) Sponsor shall only own, directly or indirectly, one (1) TIC, (b) the Sponsor TIC shall be a wholly-owned subsidiary of Sponsor, (c) the Sponsor TIC shall own, directly or indirectly, at least a 51% of the tenancy-in-common interest in the Property; (d) Sponsor shall Control Sponsor TIC and (e) Sponsor shall control the day-to-day operation of the Property.
Section 18.5    Notice of Default of Co-Tenancy Agreement.
Borrower shall give prompt written notice to Lender of any default under the Co-Tenancy Agreement.
Section 18.6    Co-Tenancy Agreement.
Borrower hereby covenants and agrees to comply with all of the terms of the Co-Tenancy Agreement. Borrower hereby further covenants and agrees that it shall not materially amend or modify or terminate the Co-Tenancy Agreement without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Any material amendment, modification and/or termination of the Co-Tenancy Agreement without Lender’s prior written consent shall be an Event of Default hereunder. Borrower covenants and agrees that Lender shall be and hereby is made an intended third party beneficiary of the Co-Tenancy Agreement. Notwithstanding the foregoing, any action (or inaction) by a Borrower that constitutes an Event of Default hereunder, although such action (or inaction) is permitted under the terms of the Co-Tenancy Agreement, shall nevertheless constitute an Event of Default hereunder and shall not be deemed waived by virtue of such action (or inaction) being permitted under the Co-Tenancy Agreement.
Section 18.7    Ownership.
At no time shall the number of Tenants in Common owning undivided ownership interests in any Individual Property exceed the lesser of (i) five (5) or (ii) the maximum number allowable pursuant to Revenue Procedure 2002-22, I.R.B. 2002-14, as such pronouncement may be modified from time to time by judicial, legislative or administrative rule. In addition, at no time shall the number of Tenants in Common owning undivided ownership interests in all the Properties combined exceed fifteen (15).
Section 18.8    Designation of Manager.
It is agreed by each Borrower that (i) Sponsor, at all times during the term of the Loan, shall act, directly or indirectly, as the operating manager for the Property, (ii) Sponsor is authorized to be the sole contact and notice party for the Lender with respect to the Loan and shall act as each such Borrower’s attorney-in-fact to receive all notices, including, without limitation, service of process for each such Borrower and (iii) Sponsor TIC shall keep all books and records pertaining to the Loan separate from any other property of any other TIC Transferee.
Section 18.9    Subordination.
(a)    It is agreed by each Borrower that (i) any purchase rights or rights of first refusal in favor of any Borrower shall be subject and subordinate to the Security Instrument, (ii) waives any and all Borrower lien rights or security interests with respect to the Property and the interests of any other party to the Co-Tenancy Agreement and (iii) all indemnities and other rights and remedies of each Borrower shall be subject and subordinate to the Loan and the Security Instrument and each Borrower covenants and agrees not to assert, collect, sue upon or otherwise enforce such rights, remedies and indemnities while any portion of the Loan Debt is outstanding.
(b)    Each Borrower agrees as follows with respect to any amounts owed to such Borrower by any other Borrower under the TIC Agreement or otherwise, and any interest thereon or claims or causes of action with respect thereto (collectively, “Subordinate Claims”):
(i) each Borrower hereby postpones and subordinates payment of and makes all the Subordinate Claims subject in right of satisfaction, payment and performance, to the full and absolute payment of the Debt;
(ii) each Borrower hereby covenants and agrees that payments under or with respect to any Subordinate Claims will be made only from excess cash flow from the Property, and only so long as no default exists under the Loan Documents;
(iii) each Borrower waives all rights to declare a default and pursue remedies with respect to the Subordinate Claims unless and until such time as the Debt shall have been paid in full and discharged by Lender;
(iv) each Borrower covenants and agrees that it shall not petition for or otherwise institute bankruptcy or insolvency proceedings against any other Borrower; and
(v) each Borrower covenants and agrees that in the event of any bankruptcy, insolvency, arrangement, reorganization or receivership proceeding relating to any other Borrower, the following shall apply:
(A) each Borrower hereby assigns all his, her or its voting rights, as creditor or otherwise, in connection with any such proceeding to the Lender;
(B) In any such proceeding, Borrower will duly and promptly take such action as Lender may request to (i) collect for the account of Lender the Subordinate Claims and to file appropriate claims or proofs of claim with respect thereto; and (ii) execute and deliver to Lender such powers of attorney, assignments or other instruments as Lender may request in order to enable it to enforce any and all claims with respect to the Subordinate Claims; and
(C) In any such proceeding Lender may, and is hereby irrevocably authorized and empowered (in its own name or in the name of the said Borrower) but shall have no obligation to: demand, sue for, collect and receive every payment or distribution in respect of the Subordinate Claims and give acquittance therefor; and file claims and proofs of claims and take such other action (including, without limitation, voting the Subordinate Claims and approving or objecting to a plan of reorganization) as Lender may deem necessary or advisable.
Section 18.10    Construction.
The defined term “Borrower” shall each TIC Transferee. It is the intent of the parties hereto in making any determination under this Loan Agreement, including, without limitation, in determining whether (a) a breach of a representation, warranty or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Article 13 of this Loan Agreement, that any such breach, occurrence or event with respect to any TIC Transferee shall be deemed to be such a breach, occurrence or event with respect to all Borrowers and that all Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every TIC Transferee.”; and
(q)    Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request.
Section 6.6.    Delaware Statutory Trust. Notwithstanding the foregoing provisions of this Article 6, at any time after the earlier of (i) one (1) year from the date hereof and (ii) thirty (30) days following a Securitization, Borrower shall be permitted in accordance with Lender’s then current guidelines (including, without limitation, requirements relating to the maximum number of owners of beneficial interests, minimum ownership investment amount for each beneficial owner and/or minimum or maximum beneficial ownership percentages in the Property) to sell up to forty-nine percent (49%) of its interest in the Property as beneficial ownership interests in the Delaware Statutory Trust (a “DST”) to be established in connection with the terms hereof (“DST Transfers”) to certain Persons in accordance with the terms hereof (a “DST Beneficial Transferee”), provided that each such sale shall have no Material Adverse Effect and shall not otherwise have an adverse effect on Lender or its rights under the Loan Documents or on Borrower’s obligations under the Loan Documents and each of the following terms and conditions are satisfied:
(a)    no Default or Event of Default has occurred;
(b)    on the date of the first DST Transfer, Borrower shall convert its organizational status to a Delaware Statutory Trust in accordance with the terms hereof, and the DST Beneficial Transferees shall acquire a beneficial interest in such Delaware Statutory Trust. In connection with said conversion, Borrower shall have provided Lender with all relevant conversion documents and any modifications to Borrower’s organizational documents reasonably required by Lender, all of which shall be acceptable to Lender in its reasonable discretion. The organizational documents of said DST shall require that the DST convert into a Delaware limited liability company complying with the requirements of Article 5 hereof upon the occurrence of certain events reasonably required by Lender using a Prudent Lender Standard;
(c)    Borrower shall have (i) delivered written notice to Lender of the terms of such prospective DST Transfer not less than sixty (60) days before the date on which such DST Transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed DST Beneficial Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee required by Lender (not to exceed $10,000). For the avoidance of doubt, no assumption fee shall be payable in connection with any proposed DST Transfer;
(d)    Borrower shall have paid to Lender, concurrently with the closing of such prospective DST Transfer (i) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (ii) all reasonable fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;
(e)    On the date of the first DST Transfer, (i) the Delaware Statutory Trust to be established pursuant to subsection (b) above shall confirm in writing pursuant to documentation reasonably acceptable to Lender that it is same legal entity as the original Borrower and that all terms and conditions binding on, and obligations of, Borrower under the Loan Documents shall remain unaffected by such DST Transfer and (ii) Guarantor shall reaffirm that all terms and conditions binding on, and obligations of, Borrower under the Guaranty and the Environmental Indemnity shall remain unaffected by such DST Transfer (the “Ratification”);
(f)    concurrently with the closing of each DST Transfer after the first DST Transfer, and if required by Lender, Guarantor shall reaffirm that all terms and conditions binding on, and obligations of, Borrower under the Guaranty and the Environmental Indemnity shall remain unaffected by such DST Transfer;
(g)    Upon the conversion described in subsection (b) above, Borrower, without any cost to Lender, shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;
(h)    Upon the conversion described in subsection (b) above, Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy, hazard insurance endorsements or certificates and other similar materials as Lender may deem reasonably necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;
(i)    Prior to the conversion described in subsection (b) above, the Delaware Statutory Trust to be so established shall have furnished to Lender all appropriate papers evidencing said Delaware Statutory Trust’s organization and good standing, and the qualification of the signers to execute the Ratification, which papers shall include certified copies of all documents relating to the organization and formation of said Delaware Statutory Trust and of the entities which are the beneficial owners therein. Such Delaware Statutory Trust shall comply with the covenants set forth in Article 5 hereof;
(j)    Upon the conversion described in subsection (b) above, the Delaware Statutory Trust to be so established shall confirm in writing that all terms, conditions and obligations of Borrower under the Management Agreement shall remain unaffected by such DST Transfer;
(k)    Borrower shall furnish to Lender an additional opinion of counsel reasonably satisfactory to Lender and its counsel (A) that formation documents for the Delaware Statutory Trust to be established pursuant to subsection (b) above shall provide for the matters described in subsection (i) above and (B) with respect to such other matters as Lender may reasonably request pursuant to the Prudent Lender Standard.
(l)    if required by Lender, Lender shall have received (A) a Rating Agency Confirmation with respect to such prospective DST Transfer, (B) evidence that the prospective DST Transfer will not result in a Property Document Event; and (C) a New Non-Consolidation Opinion with respect to the Delaware Statutory Trust.
(m)    If any DST Beneficial Transferee will acquire more than twenty percent (20%) direct or indirect equity interest in the Borrower, Lender will obtain litigation, bankruptcy, judgment, tax lien and uniform commercial code filings searches in the applicable jurisdictions, as determined by lender (“Searches”) with respect to the DST Beneficial Transferee, its principals (and any other party reasonably requested by Lender), which Searches shall show no adverse matters;
(n)    Borrower’s obligations under the contract of sale pursuant to which the prospective DST Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.6;
(o)    after giving effect to such DST Transfer and at all times during that the Loan is outstanding, (I) the Sponsor shall own, directly or indirectly, at least a 51% of the beneficial interest in the Delaware Statutory Trust to be formed pursuant to subsection (b) above; (II) CSC or such other third party as reasonably approved by Lender shall serve as trustee of the Delaware Statutory Trust that is the Borrower hereunder; (III) Sponsor or an Affiliate of Sponsor shall remain the sole advisor to such Delaware Statutory Trust and shall not be replaced as such advisor without Lender’s prior written consent; (IV) an Affiliate of Sponsor shall control the day-to-day operation of the Properties; and (V) there shall not be more than five (5) holders of beneficial interests in any one Delaware Statutory Trust and not more than fifteen (15) holders of beneficial interests in all Delaware Statutory Trusts that are Borrowers. For the avoidance of doubt, the minimum ownership and Control requirements contained in Section 6.3 hereof shall continue to apply to each Borrower that is not a Delaware Statutory Trust;
(p)    Each DST Beneficial Transferee enters into trust documentation relating to the Delaware Statutory Trust (the “DST Documentation”) reasonably acceptable to Lender in all respects;
(q)    Upon the conversion described in subsection (b) above, this Agreement shall be modified as follows:
(i)    the following shall be added as Subsection 10.1(v) hereof: “if (i) any default occurs under the DST Documentation beyond all applicable notice and cure periods expressly set forth thereunder, (ii) the DST Documentation is terminated or materially modified or amended without Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) any action or proceeding is commenced for the partition of all or any portion of the Property, or (iv) Borrower fails to convert (as and when required by DST Documentation or otherwise by Lender) the DST into a Delaware limited liability company complying with the requirement of Article 5 hereof;
(ii)     the following shall be added as Subsection 13.1(b)(xi) hereof: “(xi) the filing by Borrower or any of its beneficial owners of any action or proceeding to partition all or any portion of the Property or any action to compel the sale thereof”;
(iii)    the following shall be added as Subsection 13.1(b)(xii) hereof: “(xii) Borrower’s failure to comply with all Applicable Laws, including, without limitation, securities laws, in connection with the solicitation, sale, offering or similar action of any interest in a Delaware Statutory Trust”;
(iv)    the following shall be added as Subsection 13.1(b)(xiii) hereof: “(xiii) Borrower fails to convert (as and when required by the DST Documentation or otherwise by Lender) the DST into a Delaware limited liability company complying with the requirement of Article 5 hereof or otherwise modifies without Lender’s prior written consent the Trust Documentation”; and
(iv)    the following shall be added as Article 18 hereof:
“ARTICLE 18- DST PROVISIONS
Section 18.1    Partition.
Notwithstanding anything to the contrary contained herein, neither Borrower nor any beneficial owner thereof shall bring an action for partition with respect to such Borrower’s or such beneficial owner’s ownership interest in the Property or to compel any sale thereof. Borrower and each beneficial owner thereof expressly waive any and all rights to partition the Property until the Loan is paid in full and all Borrowers’ obligations under the Loan Documents are satisfied.
Section 18.2    Control.
At all times during that the Loan is outstanding, (a) the Sponsor shall own, directly or indirectly, at least a 51% beneficial interest in the Delaware Statutory Trust that is the Borrower hereunder; (b) CSC or such other third party as reasonably approved by Lender shall serve as trustee of the Delaware Statutory Trust that is the Borrower hereunder; (c) Sponsor or an Affiliate of Sponsor shall remain the sole advisor to such Delaware Statutory Trust and shall not be replaced as such advisor without Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; (d) an Affiliate of Sponsor shall control the day-to-day operation of the Property; and (e) there shall not be more than five (5) holders of beneficial interests in any one Delaware Statutory Trust and not more than fifteen (15) holders of beneficial interests in all Delaware Statutory Trusts that are Borrowers. For the avoidance of doubt, the minimum ownership and Control requirements contained in Section 6.3 hereof shall continue to apply to each Borrower that is not a Delaware Statutory Trust.
Section 18.3    Notice of Default of DST Documentation.
Borrower shall give prompt written notice to Lender of any default under the DST Documentation.
Section 18.4    DST Documentation.
Borrower hereby covenants and agrees to comply with all of the terms of the DST Documentation. Borrower hereby further covenants and agrees that it shall not materially amend, modify or terminate the DST Documentation without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Any material amendment or modification, and/or termination of the DST Documentation without Lender’s prior written consent shall be an Event of Default hereunder. Borrower covenants and agrees that Lender shall be and hereby is made an intended third party beneficiary of the DST Documentation. Notwithstanding the foregoing, any action (or inaction) by a Borrower that constitutes an Event of Default hereunder, although such action (or inaction) is permitted under the terms of the DST Documentation, shall nevertheless constitute an Event of Default hereunder and shall not be deemed waived by virtue of such action (or inaction) being permitted under the DST Documentation.
Section 18.5    Ownership.
At no time shall the number of beneficial owners in the Delaware Statutory Trust that is the Borrower hereunder exceed the lesser of (i) five (5) or (ii) the maximum number allowable pursuant to Revenue Procedure 2002-22, I.R.B. 2002-14, as such pronouncement may be modified from time to time by judicial, legislative or administrative rule. In addition, at no time shall the number of beneficial owners in all Delaware Statutory Trusts that are Borrowers exceed fifteen (15).
Section 18.6    Designation of Manager.
It is agreed by Borrower that (i) Sponsor or an Affiliate of Sponsor, at all times during the term of the Loan, shall act, directly or indirectly, as the operating manager for the Property, (ii) CSC or such other third party as reasonably approved by Lender shall serve as trustee of the Delaware Statutory Trust that is the Borrower hereunder, (iii) Sponsor is authorized to be the sole contact and notice party for the Lender with respect to the Loan and shall act as each such Borrower’s attorney-in-fact to receive all notices, including, without limitation, service of process for each such Borrower and (iv) Sponsor shall keep all books and records pertaining to the Loan separate from any other property of any other DST Beneficial Transferee.
Section 18.7    Subordination.
(a)    It is agreed by Borrower and each DST Beneficial Transferee that (i) any purchase rights or rights of first refusal in favor of any DST Beneficial Transferee shall be subject and subordinate to the Security Instrument, (ii) they each waive any and all lien rights or security interests with respect to the Property and the interests of any other party to the DST Documentation and (iii) all indemnities and other rights and remedies of Borrower and each DST Beneficial Transferee shall be subject and subordinate to the Loan and the Security Instrument and Borrower and each DST Beneficial Transferee covenant and agree not to assert, collect, sue upon or otherwise enforce such rights, remedies and indemnities while any portion of the Loan Debt is outstanding.
(b)    Each DST Beneficial Transferee agrees as follows with respect to any amounts owed such DST Beneficial Transferee by Borrower or any other DST Beneficial Transferee under the Trust Documentation or otherwise, and any interest thereon or claims or causes of action with respect thereto (collectively, “Subordinate Claims”):
(i) each DST Beneficial Transferee hereby postpones and subordinates payment of and makes all the Subordinate Claims subject in right of satisfaction, payment and performance, to the full and absolute payment of the Debt;
(ii)    each DST Beneficial Transferee hereby covenants and agrees that payments under or with respect to any Subordinate Claims will be made only from excess cash flow from the Property, and only so long as no default exists under the Loan Documents;
(iii) each DST Beneficial Transferee waives all rights to declare a default and pursue remedies with respect to the Subordinate Claims unless and until such time as the Debt shall have been paid in full and discharged by Lender;
(iv) each DST Beneficial Transferee covenants and agrees that it shall not petition for or otherwise institute bankruptcy or insolvency proceedings against any other DST Beneficial Transferee; and
(v) each DST Beneficial Transferee covenants and agrees that in the event of any bankruptcy, insolvency, arrangement, reorganization or receivership proceeding relating to Borrower, the following shall apply:
(A) each DST Beneficial Transferee hereby assigns all his, her or its voting rights, as creditor or otherwise, in connection with any such proceeding to the Lender;
(B) In any such proceeding, each DST Beneficial Transferee will duly and promptly take such action as Lender may request to (i) collect for the account of Lender the Subordinate Claims and to file appropriate claims or proofs of claim with respect thereto; and (ii) execute and deliver to Lender such powers of attorney, assignments or other instruments as Lender may request in order to enable it to enforce any and all claims with respect to the Subordinate Claims; and
(C) In any such proceeding Lender may, and is hereby irrevocably authorized and empowered (in its own name or in the name of the said Borrower) but shall have no obligation to: demand, sue for, collect and receive every payment or distribution in respect of the Subordinate Claims and give acquittance therefor; and file claims and proofs of claims and take such other action (including, without limitation, voting the Subordinate Claims and approving or objecting to a plan of reorganization) as Lender may deem necessary or advisable.”; and
(c)    After giving effect to each such DST Transfer, the Property shall continue to be managed by an Affiliate of Sponsor pursuant to the Management Agreement;
(d)    After giving effect to such DST Transfer, all requirements and obligations of Borrower and Guarantor under the Loan Documents shall continue to be satisfied;
(e)    Upon written request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting the DST Transfer consummated in accordance with this Section 6.6;
(f)    Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request.
Section 6.7.    Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All reasonable expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.
Section 6.8.    OFAC, Patriot Act and Transfers. Borrower shall (and shall cause its direct and indirect constituent owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Sections 3.29 and 3.30 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership and control requirements specified in this Article 6 (including, without limitation, those stipulated in Section 6.3 hereof) to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists no Sale or Pledge of (i) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 6.9.    Insurance.
(a)    Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Properties providing at least the following coverages:
(i)    insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, terrorism and similar acts of sabotage, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation; (B) in an amount sufficient so that no co-insurance penalties shall apply; (C) providing for no deductible in excess of $10,000; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” endorsement. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;
(ii)    commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from any Individual Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with no deductible retention; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage;
(iii)    loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected net operating income plus fixed expenses from each Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the applicable Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination of the net operating income plus fixed expenses for each Individual Property for a twelve (12) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. To the extent that insurance proceeds are payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Lender in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration if a Trigger Period exists or to Borrower after Lender’s deduction therefrom the amount of Debt Service and deposits to the Reserve Accounts then due and payable hereunder if a Trigger Period does not exist;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 7.1(a)(i), (3) including permission to occupy each Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(v)    if applicable, workers’ compensation, subject to the statutory limits of the state in which each Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about each Individual Property, or in connection with the such Individual Property or its operation (if applicable);
(vi)    comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Lender;
(vii)    if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the maximum amount available under the national flood insurance program (or such higher amount as Lender may require in its sole discretion);
(viii)    earthquake, sinkhole and mine subsidence insurance, if required, in amounts equal to two times (2x) the probable maximum loss of each Individual Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);
(ix)    umbrella liability insurance in an amount not less than $5,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
(x)    Intentionally Omitted;
(xi)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);
(xii)    such insurance required to be maintained by the Borrower pursuant to the terms of any Lease; and
(xiii)    such other insurance and in such amounts as (A) may be required pursuant to the terms of the Property Documents and (B) Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Individual Property located in or around the region in which each Individual Property is located.
(b)    All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be reasonably satisfactory to Lender, issued by financially sound and responsible insurance companies authorized and admitted to do business in the state in which each Individual Property is located and approved by Lender, which approval shall not be unreasonably withheld, delayed or conditioned. The insurance companies must have a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A-” (or its equivalent) or better by at least two (2) of the Rating Agencies (one of which will be S&P if they are rating the Securities and one of which shall be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), provided, however, that in the case of renewal Policies, Borrower may furnish Lender with binders and Acord Form 28 Certificates therefor to be followed by the original Policies when issued.
(c)    Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender, which approval shall not be unreasonably withheld, delayed or conditioned, Lender’s interest is included therein as provided in this Agreement, such Policy is issued by a Qualified Insurer and such Policy includes such changes to the coverages and requirements set forth herein as may be required by Lender (including, without limitation, increases to the amount of coverages required herein) or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Subsection 7.1(a). Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1.
(d)    All Policies of insurance provided for or contemplated by Subsection 7.1(a), except for the Policy referenced in Subsection 7.1(a)(v), shall name Lender and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, rent loss, business interruption, boiler and machinery, earthquake and flood insurance, shall contain a so-called New York standard noncontributing mortgagee clause (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e)    All Policies of insurance provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:
(i)    the following shall in no way affect the validity or enforceability of the Policy insofar as Lender is concerned: (A) any act or negligence of Borrower, of anyone acting for Borrower, of any Tenant under any Lease or other occupant, of Lender or of any other Person named as an insured, additional insured and/or loss payee and (B) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof;
(ii)    the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least 30 days’ written notice (via certified mail, postage prepaid, return receipt requested) to Lender and any other party named therein as an insured;
(iii)    each Policy shall provide that the issuers thereof shall give written notice to Lender (via certified mail, postage prepaid, return receipt requested) if the Policy has not been renewed thirty (30) days prior to its expiration; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.
(g)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon written demand and until paid shall be secured by the Security Instruments and shall bear interest at the Default Rate from the date Borrower receives such demand through the date all Events of Default are cured and Lender’s acceptance of such cure.
(h)    In the event of a foreclosure of any Security Instrument or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.
(i)    As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned, and (2) if required by Lender, confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding Lender’s consent to any Non-Conforming Policy, Lender reserves the right to require Borrower, upon fifteen (15) written notice to maintain or cause to be maintained Policies which have coverages, deductibles and/or other related provisions required hereunder and provided by insurance companies meeting the credit ratings requirements set forth above.
(j)    Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or insurance proceeds.
Section 6.10.    Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of such Individual Property and otherwise in accordance with Section 7.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.
Section 6.11.    Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 7.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Notwithstanding the foregoing provisions of this Section 7.3, and Section 7.4 hereof, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the lien of any Security Instrument in connection with a Condemnation of any Individual Property (but taking into account any proposed Restoration on the remaining portion of the applicable Individual Property), the loan to value ratio is greater than 125% (such value to be determined, in Lender's sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down (without the payment of any Yield Maintenance Premium or any other prepayment penalty, charge or fee whatsoever and Borrower shall not have any obligation to establish a Defeasance Collateral Account in connection therewith) by the least of the following amounts: (i) the Condemnation Net Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the loan to value ratio (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the lien of the applicable Security Instrument.
Section 6.12.    Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:
(a)    If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.
(i)    The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are insurance proceeds, less than thirty-five percent (35%) of each of (i) fair market value of the applicable Individual Property as reasonably determined by Lender, and (ii) rentable area of the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than fifteen percent (15%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Lender and (ii) rentable area of the applicable Individual Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;
(C)    Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence reasonably satisfactory to Lender that all Tenants under Leases shall continue to operate their respective space at the applicable Individual Property after the completion of the Restoration;
(D)    Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws, and the applicable requirements of the Property Documents;
(E)    Lender shall be reasonably satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower (or Tenant to the extent that Tenant is responsible to pay such operating deficits pursuant to the terms of its Lease);
(F)    Lender shall be satisfied that, upon the completion of the Restoration, (i) the Operating Income and Underwritable Cash Flow of the applicable Individual Property will be restored to a level sufficient to cover all carrying costs and operating expenses of the Property, including, without limitation, Debt Service at a Debt Service Coverage Ratio equal to such ratio that was in place as of the Closing Date, as determined by Lender, and (ii) in the event of a Casualty, the outstanding principal amount of the Loan shall not exceed 65% of the fair market value of the Properties, as reasonably determined by Lender;
(G)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) twelve (12) months after the occurrence of such fire or other casualty or taking, (3) the earliest date required for such completion under the terms of any Leases and the Property Documents, (4) such time as may be required under applicable Legal Requirements or (5) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;
(H)    Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance reasonably satisfactory to Lender and its counsel pursuant to the provisions of which Borrower and Guarantor shall jointly and severally guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 7.4(b);
(I)    the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Property Documents;
(J)    the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Property Documents;
(K)    the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable casualty, condemnation and/or Restoration; and
(L)    Lender shall be reasonably satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.
(ii)    The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instruments, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior review and approval in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), which approval shall not be unreasonably withheld, delayed or conditioned. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and approval by Lender and the Casualty Consultant, which approval shall not be unreasonably withheld, delayed or conditioned. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the applicable Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instruments, the Note and the other Loan Documents.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instruments, the Note or any of the other Loan Documents.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instruments shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt. In the event all or any portion of the Net Proceeds are applied to the Debt, no Yield Maintenance Premium or any other prepayment penalty, charge or fee whatsoever shall be due from Borrower, and Borrower shall not have any obligation to establish a Defeasance Collateral Account in connection therewith.
ARTICLE 7

RESERVE FUNDS
Section 7.1.    Intentionally Omitted
Section 7.2.    Replacement Reserve Funds.
(a)    Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Replacement Reserve Account”) on each Monthly Payment Date an amount equal to $10,437.25 (the “Replacement Reserve Monthly Deposit”) for the Replacements. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Replacement Reserve Funds”. Lender may reassess its estimate of the amount necessary for Replacements from time to time and, and may require Borrower to increase the monthly deposits required pursuant to this Section 8.2 upon thirty (30) days prior written notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Properties. Notwithstanding the foregoing, for so long as (i) each Tenant is in full compliance of those provisions of the applicable Leases requiring any Tenant to maintain the Property and to pay all operating expenses and capital expenditures related thereto (including roof and structural maintenance) directly to the applicable party and Borrower has, upon written request, delivered evidence reasonably satisfactory to Lender, which evidence can be in the form of a certification from Borrower, of such compliance and (ii) a Trigger Period does not exist, Borrower shall not be obligated to make any Replacement Reserve Monthly Deposits.
(b)    Lender shall disburse Replacement Reserve Funds only for Replacements. Lender shall disburse to Borrower the Replacement Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Replacements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of any individual Replacement exceeds $25,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer reasonably approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements at the applicable Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Replacement Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
(c)    Nothing in this Section 8.2 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.
(d)    Upon not less than forty-eight (48) hours prior written request, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto each Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.
(e)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements. All such policies shall be in form and amount reasonably satisfactory to Lender.
Section 7.3.    Intentionally Omitted.
Section 7.4.     Operating Expense Funds. On the first Monthly Payment Date occurring after each occurrence of a Trigger Period, Borrower shall make a True Up Payment into the Operating Expense Account. On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”). Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing, Lender shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses, Approved Extraordinary Expenses and any additional non-budgeted operating expenses of any Individual Property that are unforeseen and/or arise from an emergency situation, in each case as reasonably approved by Lender, upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).
Section 7.5.    Excess Cash Flow Funds. On each Monthly Payment Date occurring after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Properties for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposits” and the amounts on deposit in the Excess Cash Flow Reserve Account being herein referred to as the “Excess Cash Flow Funds”). Provided no Event of Default has occurred and is continuing, sums from the Excess Cash Flow Account shall be disbursed to Borrower upon the earlier to occur of (a) payment in full of the Debt or (b) the termination of the applicable Trigger Period.
Section 7.6.    Tax and Insurance Funds. In addition to the initial deposits with respect to Taxes and, if applicable, Insurance Premiums made by Borrower to Lender on the Original Closing Date and the Closing Date to be held in Eligible Accounts by Lender or Servicer and hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes payable at least thirty (30) days prior to their respective due dates, or estimated by Lender to be payable at least thirty (30) days prior to their respective due dates during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on the Tax Payment Date (the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Properties shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay, at least thirty (30) days prior to the expiration of the Policies, the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in the Insurance Account (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event Lender shall elect, after the Closing Date, to collect payments in escrow for Insurance Premiums, Borrower shall make a True Up Payment with respect to the same into the applicable Reserve Account. Additionally, if, at any time, Lender determines that amounts on deposit in (i) the Tax Account will be insufficient to pay all applicable Taxes in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds. If the Tax and Insurance Funds are not sufficient to pay the amounts set forth above, Borrower shall promptly pay to Lender, upon demand, an amount which Lender shall reasonably estimate as sufficient to make up the deficiency. Notwithstanding the foregoing, (a) for so long as any Walgreens has paid all Taxes on its applicable Individual Property directly to the applicable taxing authority on or before the date said Taxes become delinquent, Borrower delivers or causes to be delivered to Lender evidence of such timely payment and a Trigger Period does not exist, Borrower shall not be obligated to make any Monthly Tax Deposits allocable to such Individual Property, and (b) for so long as any Tenant is maintaining any insurance coverage required pursuant to Section 7.1 hereof, each Tenant has paid all Insurance Premiums relating to such coverage directly to the applicable insurance carrier no later than five (5) Business Days prior to the expiration of the applicable Policies, Borrower delivers or causes to be delivered to Lender evidence that such insurance coverage is in place and all applicable Insurance Premiums have been so paid and a Trigger Period does not exist, Borrower shall not be obligated to make any Monthly Insurance Deposits relating to such insurance coverage (although nothing in this clause (b) shall be construed to limit or otherwise affect Borrower’s obligation to make Monthly Insurance Deposits for insurance coverage not so maintained by any Tenant, unless such insurance is maintained by Borrower under an approved blanket or umbrella policy, as applicable, in accordance with the terms and conditions set forth herein). For the avoidance of doubt, Monthly Tax Deposits allocable to any Individual Property where Walgreens is not a Tenant shall always be required hereunder.
Section 7.7.    The Accounts Generally.
(a)    Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.7 are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.
(b)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.
(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instruments, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instruments, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.
(d)    The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(e)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, actual losses, damages, obligations and reasonable costs and expenses actually incurred (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
(f)    Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender. In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution, provided such power of attorney shall not be exercised unless an Event of Default exists.
(g)    Interest accrued on any Account other than an Interest Bearing Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender. Funds deposited in the Interest Bearing Accounts shall be invested in Permitted Investments as provided for in Section 8.7(h) hereof. Interest accrued, if any, on sums on deposit in the Interest Bearing Accounts shall be remitted to and become part of the applicable Account. All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.
(h)    Sums on deposit in the Interest Bearing Accounts shall, upon Borrower’s written request, be invested in Permitted Investments selected by Lender or Servicer provided (i) such investments are then regularly offered by Lender (or Servicer on behalf of Lender) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Lender may only offer as an investment opportunity the right to place funds on deposit in the applicable Accounts in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Interest Bearing Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing. All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Lender (or Servicer on behalf of Lender) to hold any income earned from the aforementioned Permitted Investments as part of the applicable Interest Bearing Account. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Interest Bearing Accounts shall be permitted. Lender shall not be liable for any loss sustained on the investment of any funds in the Interest Bearing Accounts.
(i)    Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all reasonable fees, charges, costs and expenses actually incurred in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.
Section 7.8.    Warranty Expense Reserve.
(a)    In the event Borrower is required under any Lease to pay for and/or perform (as the case may be) any maintenance, operating expense, capital expenditure or costs associated with any Individual Property (other than Taxes and Insurance Premiums) in excess of $25,000, either in the aggregate for any twelve (12) month period or on a per occurrence basis, the payment for which is not otherwise covered and paid for by or through a warranty from a third party exercisable by Borrower or the applicable Tenant (each such item, a “Warranty Expense”), Borrower shall (i) notify Lender in writing within five (5) days of discovering the existence of a Warranty Expense or any fact or circumstance that could reasonably result in a Warranty Expense and (ii) pay for and perform all work required for any Warranty Expense within fifteen (15) days of Borrower’s obtaining knowledge such Warranty Expense, or if such work cannot be paid and or performed within such fifteen (15) day period, Borrower shall diligently perform all work associated with such Warranty Expense and Borrower shall be required to deposit with Lender (the “Warranty Expense Reserve”), upon five (5) days demand, an amount equal to 125% of any unpaid Warranty Expenses as estimated by Lender (the “Warranty Expense Funds”). Borrower shall continue to diligently perform all work associated with such Warranty Expenses.
Warranty Expense Funds paid by Borrower to Lender pursuant to this Section 8.8 are to be held in an Eligible Account by Lender or Servicer that shall hereinafter be referred to as the “Warranty Expense Account”.
(b)    Lender shall disburse to Borrower the Warranty Expense Reserve funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Warranty Expenses to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have received a certificate from Borrower (A) stating that all Warranty Expenses to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Warranty Expenses, (B) identifying each Person that supplied materials or labor in connection with the Warranty Expenses to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the cost of the Warranty Expenses exceed $25,000, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of the Warranty Expenses exceeds $25,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Warranty Expenses be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Warranty Expense Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total Warranty Expense Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
(c)    Borrower shall provide written notice to Lender when the work required for any Warranty Expense has been completed and all related Warranty Expenses have been paid. For so long as (i) no Trigger Period and no other Warranty Expense shall exist at the time of such completion and (ii) Borrower has delivered to Lender evidence satisfactory to Lender and Servicer that the applicable Warranty Expense has been completed in a manner reasonably acceptable to Lender and full payment of the same has been made, Lender shall release to Borrower any remaining Warranty Expense Funds in the Warranty Expense Account.
Section 7.9.    GSA Reserve.
(a)    On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “GSA Reserve Account”) $488,554. Amounts deposited pursuant to this Section 8.9 are referred to herein as the “GSA Reserve Funds”.
(b)    Lender shall disburse to Borrower the GSA Reserve Funds upon satisfaction by Borrower of each of the following conditions within six (6) months from the Closing Date: (i) Borrower shall submit evidence satisfactory to Lender in its reasonable discretion that the Tenant at the Grangeville, ID Individual Property and the Cocoa, FL Individual Property have commenced paying Rents into the Restricted Account; (ii) Borrower shall deliver an executed subordination nondisturbance and attornment agreement to Lender, on a form satisfactory to Lender in its reasonable discretion; (iii) Borrower shall deliver to Lender an executed estoppel certificate from the Tenant at the Grangeville, ID Individual Property and the Cocoa, FL Individual Property satisfactory to Lender in its reasonable discretion; and (iv) no Event of Default shall exist and remain uncured (the “GSA Lease Conditions”).
(c)    In the event Borrower is unable to satisfy the GSA Lease Conditions within six (6) months from the Closing Date, then Borrower shall be granted an additional three (3) months to satisfy the GSA Lease Conditions provided Borrower delivers to Lender on or before the six (6) month anniversary of the Closing Date either (i) an additional deposit into the GSA Reserve Account in the amount of $244,276 (the “Additional GSA Reserve Amount”) or (ii) a Letter of Credit in the notional amount of the Additional GSA Reserve Amount (the “GSA Letter of Credit”). In the event Borrower is entitled to an additional three (3) month period to satisfy the GSA Lease Conditions, Lender shall disburse to Borrower the GSA Reserve Funds (and the GSA Letter of Credit, as applicable) upon satisfaction of the GSA Lease Conditions prior to the nine (9) month anniversary of the Closing Date.
(d)    Borrower shall cause the GSA Lease Conditions to be satisfied within six (6) months of the Closing Date (or within nine (9) months of the Closing Date if Borrower is entitled to a three (3) month extension pursuant to clause (c) above). Failure to comply with the obligations set forth in this clause (d) shall be an immediate Event of Default.
Section 7.10.    FedEx Reserve.
(a)    On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “FedEx Reserve Account”) $43,000. Amounts deposited pursuant to this Section 8.10 are referred to herein as the “FedEx Reserve Funds”.
(b)    Lender shall disburse to Borrower the FedEx Reserve Funds upon delivery to Lender or Servicer a written signoff from the Tenant at the Blauvelt, NY Individual Property that the work shown on Exhibit C hereto has been completed.
(c)    Borrower shall cause the work shown on Exhibit C hereto to be completed within 90 days from the Closing Date. Failure to comply with the obligations set forth in this clause (c) shall be an immediate Event of Default.
ARTICLE 8

CASH MANAGEMENT
Section 8.1.    Establishment of Certain Accounts.
(a)    Borrower shall, simultaneously herewith, establish an Eligible Account (the “Restricted Account”) pursuant to the Restricted Account Agreement in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Properties. Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to or at the direction of Borrower unless a Trigger Period exists, in which case such funds shall be transferred on each Business Day to the Cash Management Account.
(b)    Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall establish an Eligible Account (the “Cash Management Account”) with Lender or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Lender. Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall also establish with Lender or Servicer an Eligible Account into which Borrower shall deposit, or cause to be deposited the amounts required for the payment of Debt Service under the Loan (the “Debt Service Account”).
Section 8.2.    Deposits into the Restricted Account; Maintenance of Restricted Account.
(a)    Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Properties and received by Borrower or Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Properties collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Properties) into the Restricted Account; (iii) (A) on or before the Closing Date, Borrower shall have sent (and hereby represents that it has sent) (i) except for the Tenant under a Lease at the Stevensville, MI Individual Property, a notice, substantially in the form of Exhibit A-1 attached hereto, to all Tenants now occupying space at the Properties directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account, and (ii) a notice substantially in the form of Exhibit A-2 attached hereto to all Tenants now occupying space at the Stevensville, MI Individual Property (collectively, such notices shall be referred to herein as the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Properties are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Properties. Until deposited into the Restricted Account, any Rents and other revenues from the Properties held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instruments and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Lender’s prior written consent.
(b)    Borrower shall maintain the Restricted Account for the term of the Loan, which Restricted Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Restricted Account Agreement). The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender. Borrower hereby grants to Lender a first-priority security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Restricted Account. Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof. All reasonable costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Restricted Account shall be deemed additional security for the Debt. Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Lender. The Restricted Account Agreement shall provide Lender online access to bank and other financial statements relating to the Restricted Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Lender shall have the right to cause the Restricted Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Restricted Account. Lender shall provide Borrower with prompt written notice of any such renaming of the Restricted Account. Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. The Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s written request, (1) terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Lender on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the foregoing in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked, provided such power of attorney shall not be exercised unless an Event of Default exists.
Section 8.3.    Disbursements from the Cash Management Account. On each Monthly Payment Date, Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:
(a)    First, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;
(b)    Second, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;
(c)    Third, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;
(d)    Fourth, funds sufficient to pay the Monthly Debt Service Payment Amount due on the applicable Monthly Payment Date shall be deposited in the Debt Service Account;
(e)    Fifth, funds sufficient to pay the Replacement Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Replacement Reserve Account;
(f)    Sixth, to the extent that a Trigger Period has occurred and is continuing, funds sufficient to pay the Op Ex Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Operating Expense Account;
(g)    Seventh, to the extent that a Trigger Period has occurred and is continuing, all amounts remaining in the Cash Management Account after deposits for items (a) through (f) above (“Excess Cash Flow”) shall be deposited into the Excess Cash Flow Account; and
(h)    Eighth, provided no Event of Default has occurred and is continuing, all amounts remaining in the Cash Management Account after deposits for items (a) through (g) above, if any, shall be disbursed to Borrower.
Section 8.4.    Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate.
Section 8.5.    Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
ARTICLE 9

EVENTS OF DEFAULT; REMEDIES
Section 9.1.    Event of Default.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)    if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (B) any regularly scheduled deposit required to be made to any Reserve Accounts is not made when due and such non-payment continues for five (5) days following the date the same is due and payable or (C) any other portion of the Debt is not paid when due and such non-payment continues for ten (10) days following written notice to Borrower that the same is due and payable, except to the extent sums sufficient to pay such payments have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;
(b)    if any of the Taxes or Other Charges is not paid when the same is due and payable except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;
(c)    if (i) the Policies are not kept in full force and effect or (ii) if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof and such failure described in this clause (ii) continues for forty-eight (48) hours following written notice to Borrower;
(d)    if (i) any of the representations or covenants contained in Section 4.22 hereof are breached or violated in such a manner that is reasonably likely to result in a Material Adverse Effect, or (ii) any of the representations or covenants contained in Section 4.2(a) hereof are breached or violated;
(e)    if any representation or warranty of, or with respect to, Borrower, Sponsor, Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made;
(f)    if (i) Borrower, any SPE Component Entity, Sponsor or Guarantor shall commence any case, proceeding or other action (A) under any Creditor’s Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, any SPE Component Entity, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, any SPE Component Entity, Sponsor or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any SPE Component Entity, Sponsor or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, however, with respect to any of the foregoing relating to Guarantor, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;
(g)    if Borrower shall be in default beyond applicable notice, grace and/or cure periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property whether it be superior or junior in lien to any Security Instrument;
(h)    if any Individual Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days after Borrower obtains notice thereof; provided, however, if any action is brought to enforce such lien, it shall be an Event of Default if such lien remains undischarged of record (by payment, bonding or otherwise) for a period of five (5) Business Days after the commencement of such action;
(i)    if any federal tax lien is filed against Borrower, any SPE Component Entity, Sponsor, Guarantor or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;
(j)    if Borrower shall fail to deliver to Lender, within ten (10) Business Days after request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof (subject to the further terms and conditions thereof);
(k)    if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of all applicable grace and cure periods, if any;
(l)    if any of the representations or covenants contained in Article 5 or Article 6, hereof are breached or violated; provided, however:
(x)    with respect to any breach or violation of Article 5, said breach or violation shall not be an Event of Default if (A) such breach or violation was immaterial and non-recurring, (B) Borrower corrects (or causes to be corrected) such breach or violation within thirty (30) days of obtaining knowledge thereof and (C) if requested by Lender upon its determination that such default might be considered by a court as a factor in the court’s finding for a consolidation of the assets of Borrower with the assets of another Person, Borrower delivers to Lender within such thirty (30) day period opinions of counsel a substantive non-consolidation opinion in form and substance, and from counsel, reasonably acceptable to Lender opining that the effect of such failure would not result in such consolidation;
(y)    with respect to any breach or violation of Article 6, said breach or violation shall not be an Event of Default if (A) such default or violation was immaterial and non-recurring, (B) Borrower corrects (or causes to be corrected) such failure within thirty (30) days of obtaining knowledge thereof, (C) such default is not a Prohibited Transfer; and (D) if required by Lender, Lender has received a Rating Agency Confirmation with respect to such default;
(m)    if Borrower shall fail to deliver to Lender within thirty (30) days after written request by Lender any Required Financial Item;
(n)    if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect;
(o)    if Borrower defaults under the Management Agreement beyond the expiration of all applicable notice, grace and/or cure periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;
(p)    if any representation and/or covenant herein relating to ERISA matters is breached;
(q)    intentionally omitted;
(r)    intentionally omitted;
(s)    if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are materially amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs;
(t)    With respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (p) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of one hundred twenty (120) days; or
(u)    if there shall be default under any of the other Loan Documents beyond all applicable grace and cure periods contained in such Loan Documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.
Section 9.2.    Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instruments, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instruments, the Note and the other Loan Documents against Borrower and any Individual Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instruments, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.
(b)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instruments, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, any Security Instrument, the Note or the other Loan Documents with respect to any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in any Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
(c)    Lender shall have the right from time to time to partially foreclose any Security Instrument in any manner and for any amounts secured by any Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond all applicable grace or cure periods in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose any Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by any Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.
(d)    Lender shall have the right from time to time, upon prior written notice to Borrower, to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the written request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power unless Borrower fails to execute and until not less than three (3) days’ notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses (including, without limitation, attorneys’ fees) incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(e)    Notwithstanding anything to the contrary contained herein, any amounts recovered from any Individual Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
(f)    Upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon each Individual Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in each Individual Property for such purposes, and the reasonable cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon written demand. All such reasonable costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such reasonable costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.
ARTICLE 10

SECONDARY MARKET
Section 10.1.    Securitization.
(a)    Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled loan securitization. The transaction referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.
(b)    If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:
(i)    provide (A) updated financial and other information with respect to the Properties, the business operated at the Properties, Borrower, Guarantor, Sponsor, SPE Component Entity and Manager, (B) updated budgets relating to the Properties, (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Properties (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies and (D) revisions to and other agreements with respect to the Property Documents in form and substance acceptable to Lender and the Rating Agencies;
(ii)    provide opinions of counsel (or updates or modifications of existing opinions delivered to Lender in connection with the Original Loan Advance or the Additional Loan Advance), which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to any Individual Property, any Borrower and any Affiliates of Borrower, which counsel and opinions shall be satisfactory in form and substance to Lender and the Rating Agencies.
(iii)    provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require;
(iv)    execute such amendments to the Loan Documents, the Property Documents and Borrower’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction including, without limitation, (A) amending the applicable terms hereof and of the organizational documents of Borrower and any SPE Component Entity to provide for a non-economic “golden member” and/or “independent director” provisions, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating of the Loan into two or more components and/or additional separate notes and/or creating additional senior/subordinate note structure(s) (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity (except as provided in subclause (C) above) or the amortization of principal set forth herein, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note, or which does not otherwise increase Borrower’s obligations hereunder; and
(v)    deliver such additional tenant estoppel letters, estoppel letters relating to reciprocal easement agreements, declarations of covenants, conditions and restrictions or other similar agreements, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be satisfactory to Lender and the Rating Agencies. Borrower shall not be in default hereunder if Borrower is unable to deliver any estoppel letters from a third party pursuant to this subsection (v) for so long as Borrower uses commercially reasonable efforts to deliver said estoppel letter.
Except as provided in the immediately succeeding sentence, Borrower shall not be obligated to incur any material cost or expense in connection with complying any Lender request made under this Section 11.1(b) and Lender shall reimburse Borrower for any of Borrower’s attorneys’ fees which have been approved by Lender in writing (which approval shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, nothing in this subsection (b), however, shall be deemed to require Lender to pay or reimburse Borrower for any costs and expenses which are otherwise the responsibility of Borrower pursuant to the terms of the Loan Documents irrespective of the terms and conditions of this subsection (b).
(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon written request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any Individual Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.
(d)    All financial data and statements provided by Borrower hereunder shall be prepared in accordance with GAAP or such other Approved Accounting Method, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in this Section shall be audited by independent accountants of Borrower reasonably acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and statements (audited or unaudited) provided by Borrower under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).
(e)    If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.
(f)    In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be reasonably necessary or appropriate for such compliance.
Section 10.2.    Securitization Indemnification.
(a)    Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with any Secondary Market Transaction, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to any Secondary Market Transaction.
(b)    Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Properties, Manager, Sponsor, Guarantor and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any reasonable legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such actual loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Properties. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.
(c)    In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for actual Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any reasonable legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.
(d)    Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any actual losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 11.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender Affiliate’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(f)    The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
Section 10.3.    Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.
Section 10.4.    Servicer. At the option of Lender, the Loan may be serviced by a servicer/special servicer/trustee selected by Lender (collectively, the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer.
Section 10.5.    Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder as a result of a request of, or action initiated by, Borrower, Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith. For the avoidance of doubt, Borrower shall not have to pay any Rating Agency costs, expenses or fees in connection with the initial review of the Loan by the Rating Agencies in connection with a Securitization.
Section 10.6.    Mezzanine Option. Lender shall have the option (the “Mezzanine Option”) at any time, upon written notice to Borrower, to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate. Borrower shall cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be reasonably required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be reasonably required by Lender or the Rating Agencies. Borrower shall not be obligated to incur any material cost or expense in connection with the Mezzanine Option and Lender shall reimburse Borrower for any of Borrower’s attorneys’ fees which have been approved by Lender in writing.
Section 10.7.    Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.
Section 10.8.    Uncross of Properties. Borrower agrees that at any time prior to the occurrence of the first Secondary Market Transaction Lender shall have the unilateral right to elect to, from time to time. uncross any of the Properties (such uncrossed Property or Properties, collectively, the “Affected Property” and the remaining Property or Properties, collectively, the “Unaffected Property”) in order to separate the Loan from the portion of the Debt to be secured by the Affected Property (such portion of the Debt to be secured by the Affected Property, the “Uncrossed Loan” and the remaining portion of the Debt secured by the Unaffected Property, the “Remaining Loan”). In furtherance thereof, Lender shall have the right to (i) sever and/or divide the Note and the other Loan Documents so that (A) the original Loan Documents (collectively, the “Remaining Loan Documents”) evidence and secure only the Remaining Loan and relate only to the Unaffected Property and (B) amended and/or new documents and other instruments (collectively, the “Uncrossed Loan Documents”) evidence and secure only the Uncrossed Loan and relate only to the Affected Property, (ii) allocate the applicable portion of each of the Reserve Funds relating to the Affected Property to the Uncrossed Loan, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property (but such Affected Property shall be cross-defaulted and cross-collateralized with each other Affected Property) and (iv) take such additional actions consistent therewith (including, without limitation, requiring delivery of the Uncrossed Loan Documents and amendments to the Loan Documents, in each case, to give effect to the foregoing); provided, that the Uncrossed Loan Documents and the Remaining Loan Documents, shall not, in the aggregate, increase (A) any material monetary obligation of Borrower under the Loan Documents or (B) any other material obligation of Borrower under the Loan Documents in any material respect. In connection with the uncrossing of any such Affected Property as provided for in this Section 11.8 (an “Uncrossing Event”), the Remaining Loan shall be reduced by an amount equal to amount of the Uncrossed Loan and the Uncrossed Loan shall be in an amount equal to the Allocated Loan Amount applicable to the Affected Property; and provided, further, that the Debt Service Coverage Ratio for each of the Uncrossed Loan and the Remaining Loan shall, immediately after the severance described in this Section 9.8, shall not be less than 1.30:1.00.
(a)    Borrower shall (and shall cause each Borrower Party to) fully cooperate with Lender to effectuate each Uncrossing Event. Without limitation of the foregoing, upon Lender’s request, Borrower shall (and shall cause each Borrower Party to), among other things, (i) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning Properties other than the Affected Property following such Uncrossing Event have not been adversely affected and are in accordance with the terms and provisions of the Remaining Loan Documents; (ii) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of the Uncrossed Loan Documents; (iii) deliver to Lender such legal opinions and updated legal opinions as Lender or the Rating Agencies shall require (including, without limitation, (including, without limitation, a New Non-Consolidation Opinion and a REMIC Opinion); (iv) take the actions contemplated in Subsection (a) above (including, without limitation, executing the Uncrossed Loan Documents and amendments to the Loan Documents); and (v) deliver such title endorsements, title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies.
(b)    In connection with Borrower’s complying with requests made under this Section 11.8, Borrower shall not be obligated to incur any material cost or expense and Lender shall reimburse Borrower for any of Borrower’s attorneys’ fees which have been approved by Lender in writing.
ARTICLE 11

INDEMNIFICATIONS
Section 11.1.    General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Individual Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about any Individual Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of any Individual Property or any part thereof; (d) any failure of any Individual Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instruments; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid. The term “Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, actual losses, reasonable costs and expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense).
Section 11.2.    Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of any Security Instrument, the Note or any of the other Loan Documents.
Section 11.3.    ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.
Section 11.4.    Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon written demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
Section 11.5.    Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any Security Instrument.
Section 11.6.    Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument. In the event any Individual Property is released from the lien of the applicable Security Instrument as provided for in Article 2 above, Borrower and Guarantor’s liability under the Environmental Indemnity shall be limited to matters which arose prior to the date of such release in connection with such Individual Property.
ARTICLE 12

EXCULPATION
Section 12.1.    Exculpation.
(a)    Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instruments or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or Sponsor or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instruments and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instruments and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instruments or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of any Assignment of Leases; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by any Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against any Individual Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
(i)    fraud or intentional misrepresentation by any Borrower Party in connection with the Loan;
(ii)    the gross negligence or willful misconduct of any Borrower Party;
(iii)    any litigation or other legal proceeding related to the Debt filed by any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents and such litigation or proceeding is not withdrawn, ceased or terminated by such Borrower Party within ten (10) Business Days after written notice to withdraw, cease or terminate such litigation or proceeding, which notice shall specifically reference clause (iii) of this Section 13.1(a), unless the Borrower Party is the prevailing party in such litigation or legal proceeding in which case there shall be no liability under this clause (iii);
(iv)    waste to any Individual Property caused by the intentional acts or intentional omissions of any Borrower Party and/or the removal or disposal of any portion of any Individual Property after an Event of Default;
(v)    the misapplication, misappropriation or conversion by any Borrower Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the any Individual Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of any Individual Property, (C) any Rents following an Event of Default or (D) any Tenant security deposits or Rents collected in advance;
(vi)    failure to pay Taxes and/or failure to pay Insurance Premiums in accordance with the terms and provisions hereof (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no legal impediment to Lender’s utilization thereof), charges for labor or materials or other charges that can create liens on any Individual Property beyond any applicable notice and cure periods specified herein to the extent that the Properties generated sufficient revenue for the immediately preceding twelve (12) month period to pay the same;
(vii)    any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Lender upon a foreclosure of such Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
(viii)    any tax on the making and/or recording of any Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of the same or upon Lender’s exercise of its remedies under the Loan Documents), but excluding any income, franchise or other similar taxes;
(ix)    the seizure or forfeiture of any Individual Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by any Borrower Party;
(x)    failure to pay any deductible required under any Policy;
(xi)    in the event any insurance coverage required hereunder is self-insured, failure to pay any amounts that otherwise would have been paid in the event that such insurance coverage was not self-insured but instead covered under a Policy;
(xii)    intentionally omitted;
(xiii)    Section 3.34 or Section 4.22 hereof is violated or breached or a Property Document Event occurs; and/or
(xiv)    the failure to make any True Up Payment (but only to the extent that the Property generated net operating income for the immediately preceding twelve (12) month period sufficient to pay the same).
(b)    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) the first full monthly payment of principal and interest under the Note is not paid when due; (ii) Borrower fails to comply with any provisions hereof relating to cash management, each as required by and in accordance with the terms and provisions of this Agreement; (iii) any representation, warranty or covenant contained in Article 5 or Article 6 hereof is violated or breached; (iv) Borrower files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (v) any Borrower Party files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (vi) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person, other than with respect to any such petition filed by Lender; (vii) any Borrower Party consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property, other than with respect to an action commenced by Lender concerning the Property; (viii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, (ix) Section 11.1 or Section 11.6 is breached (and such breach continues for five (5) Business Days after written notice of such breach which specifically references this Section 13.1); or (x) in the event any Borrower shall bring an action for partition with respect to any Borrower’s ownership interest in any Individual Property or to compel any sale thereof.
ARTICLE 13

NOTICES
Section 13.1.    Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o American Realty Capital 405 Park Avenue, 15th Floor New York, New York 10022 Attention : William M. Kahane Facsimile No.: (212) 421-5799
With a copy to:
American Realty Capital
405 Park Avenue, 15th Floor
New York, New York 10022
Attention : Jesse C. Galloway
Facsimile No.: (212) 421-5799
and
Donovan LLP
152 Madison Avenue, 14th Floor
New York, New York 10016
Attention: Nicholas T. Donovan, Esq.
Facsimile No.: (212) 223-0966

If to Lender:	Citigroup Global Markets Realty Corp. 388 Greenwich Street 19th Floor New York, New York 10013 Attention : Ana Rosu Facsimile No.: (212) 816-8299
With a copy to:	SNR Denton US LLP Two World Financial Center New York, New York 10281 Attention: Peter J. Mignone, Esq. Facsimile No.: 212-768-6800

or addressed as such party may from time to time designate by written notice to the other parties.
Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
Notices to Lender may be sent by Borrower’s attorney under the same force and effect as notices sent by Borrower itself. Notices to Borrower may be sent by Lender’s attorney under the same force and effect as notices sent by Lender itself. Facsimile notices by Lender of defaults or an Event of Default by Borrower shall not be deemed sufficient notice for purposes hereunder. Nothing in the preceding sentence shall be construed to limit the other methods described in clauses (a), (b) and (c) above in which such notices may be sent by Lender.
ARTICLE 14

FURTHER ASSURANCES
Section 14.1.    Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.
Section 14.2.    Recording of Security Instrument, etc. Borrower forthwith upon the execution and delivery of the Security Instruments and thereafter, from time to time, will cause each Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon each Individual Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, each Individual Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instruments, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instruments, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.
Section 14.3.    Further Acts, etc. Except as otherwise expressly set forth herein, Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instruments, or for complying with all Legal Requirements. Borrower, on written demand, will execute and deliver one or more financing statements to evidence more effectively the security interest of Lender in the Properties. Borrower hereby authorizes Lender to file all UCC-1 financing statements necessary to evidence and perfect the security interest in the Properties. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3 provided such power of attorney shall not be exercised unless an Event of Default exists.
Section 14.4.    Changes in Tax, Debt, Credit and Documentary Stamp Laws.
(a)    If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any Individual Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in any Individual Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.
(b)    Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against any Individual Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of any Individual Property, or any part thereof, for real estate tax purposes by reason of any Security Instrument or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.
(c)    If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, any Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
ARTICLE 15

WAIVERS
Section 15.1.    Remedies Cumulative; Waivers.
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, any Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 15.2.    Modification, Waiver in Writing.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, any Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 15.3.    Delay Not a Waiver.
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, any Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, any Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instruments, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 15.4.    Waiver of Trial by Jury.
BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT. TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENTS OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.
Section 15.5.    Waiver of Notice.
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 15.6.    Remedies of Borrower.
In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instruments, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
Section 15.7.    Cross-Default; Cross-Collateralization; Marshalling and Other Matters.
(a)    Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Security Instruments are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)    Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under any Security Instrument of any Individual Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of any Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to any Individual Property subsequent to the date of any Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.
Section 15.8.    Waiver of Statute of Limitations.
To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instruments or other Loan Documents.
Section 15.9.    Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 15.10.    Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.
ARTICLE 16

MISCELLANEOUS
Section 16.1.    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instruments, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 16.2.    Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENTS AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED SHALL APPLY.
Section 16.3.    Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 16.4.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 16.5.    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 16.6.    Expenses. Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender, for Lender’s reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) in each case, incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instruments, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement, the Security Instruments, the Note and the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instruments, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instruments, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instruments, the Note and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instruments, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instruments, the Note, the other Loan Documents, any Individual Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instruments, the Note and the other Loan Documents or with respect to any Individual Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (which such costs and expenses shall be deemed to include, without limitation and in each case, any special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein)); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.
Section 16.7.    Cost of Enforcement. In the event (a) that any Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, any Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
Section 16.8.    Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 16.9.    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instruments, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 16.10.    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created under this Agreement, the Security Instruments, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in any Individual Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement, the Security Instruments, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instruments, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
(c)    The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Properties.
(d)    Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
(e)    By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instruments, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.
(f)    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instruments and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Properties and notwithstanding any investigation of the Properties by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instruments and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.
Section 16.11.    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instruments or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instruments or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as reasonably determined by Borrower’s counsel, shall not be subject to the prior written approval of Lender.
Section 16.12.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instruments, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instruments and the other Loan Documents and this Agreement, the Note, the Security Instruments and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instruments and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.
Section 16.13.    Entire Agreement. This Agreement, the Note, the Security Instruments and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instruments and the other Loan Documents.
Section 16.14.    Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.
Section 16.15.    Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
Section 16.16.    Contributions and Waivers.
(a)    As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).
(b)    Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of Applicable Law.
(c)    In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.
(d)    For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.
(e)    Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).
(f)    In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.
(g)    Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.
(h)    No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.
(i)    To the extent permitted by applicable law, each Borrower waives:
(i)    any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;
(ii)    any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;
(iii)    any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
(iv)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
(v)    any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;
(vi)    presentment, demand, protest and notice of any kind;
(vii)    any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
(viii)    any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;
(ix)    any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
(x)    any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
(xi)    any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(xii)    any defense based upon the avoidance of any security interest in favor of Lender for any reason;
(xiii)    any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;
(xiv)    any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by any Security Instrument to be satisfied by any payment from any other Borrower or any such party;
(xv)    all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;
(xvi)    all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law;
(j)    Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty for the benefit of Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Properties for the benefit or debts of the other Borrowers in connection herewith or otherwise)).
[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
[    ]
By:
Name:
Title:
LENDER:
CITIGROUP GLOBAL MARKETS REALTY CORP.
By:
Name:
Title:
[NO FURTHER TEXT ON THIS PAGE]
SCHEDULE A
LIST OF BORROWERS

•ARC3 DGTLSAL001, LLC
•ARC3 DGRDLAL001, LLC
•ARC3 DGGDRFL001, LLC
•ARC3 DGMLOFL001, LLC
•ARC3 DGCDTLA01, LLC
•ARC3 DGMGMLA01, LLC
•ARC3 DGMHNLA01, LLC
•ARC3 DGRWDLA01, LLC
•ARC3 DGMTLMO01, LLC
•ARC3 DGSCRMO001, LLC
•ARC3 DGEDWMS001, LLC
•ARC3 DGGVLMS001, LLC
•ARC3 DGWGVMS001, LLC
•ARC3 DGFYTNC01, LLC
•ARC3 DGOIBNC01, LLC
•ARC3 DGVASNC01, LLC
•ARC3 DGFSTOH001, LLC
•ARC3 DGGFDOH001, LLC
•ARC3 DGNMSOH001, LLC
•ARC3 DGPTCTN001, LLC
•ARC3 DGLFDTX001, LLC
•ARC3 DGDVLVA01, LLC
•ARC3 DGHWLVA01, LLC
•ARC3 DGCFDVA01, LLC
•ARC3 DGHSGVA01, LLC
•ARC3 DGMNGWI001, LLC
•ARC3 DGMLNWI001, LLC
•ARC3 DGSNSWI001, LLC
•ARC3 GSCOCFL001, LLC
•ARC3 GSGRAID01, LLC
•ARC3 FEORTNY001, LLC
•ARC3 DGMVLMO001, LLC
•ARC3 DGLKGMO001, LLC
•ARC3 DGKGCMO001, LLC
•ARC3 DGSBRMO001, LLC
•ARC3 DGCWYMO001, LLC
•ARC3 DGAVSMO001, LLC
•ARC3 DGPYNOH001, LLC
•ARC3 DGPLCOH001, LLC
•ARC3 DGPGSTX001, LLC
•ARC3 DGRMATX001, LLC
•ARC3 DGRGCTX001, LLC
•ARC3 DGPTTTX001, LLC
•ARC3 AAHUSTX001, LLC
•ARC3 AAHUSTX002, LLC
•ARC3 WGMPWNJ001, LLC
•ARC3 WGSTVMI001, LLC
•ARC3 WGCLACA001, LLC

Schedule I
Immediate Repairs
(all dollar amounts shown below are for informational purposes only; no escrow was taken or required on the Closing Date for the below items)

1.	Poteet, TX Individual Property - Landscaping - $3,000;

2.	Stevensville, MI Individual Property - Asphalt repair and striping - $3,216;

3.	Maysville, MO Individual Property - Concrete repair ($800) & ADA access ($500) - $1,300;

4.	Pleasant Hill, TN Individual Property - Water leaks in the store room after conducting an engineering study of the issue - $6,500;

5.
Grangeville, ID Individual Property - (1) Connect fire alarm system to outside monitoring service, (2) routinely drain dry system low point drains until dry prior to freezing conditions, and (3) replace missing sprinkler head escutcheons - $10,000;

6.	Hot Springs, VA Individual Property - Stripe two additional parking spaces;

7.	Greenfield, OH Individual Property - Landscaping - $5,000;

8.	Marthasville, MO Individual Property - Landscaping - $5,000;

9.	St. Clair, MO Individual Property - Install a French drain at the northwest end of the building. Also sanitary vent and exhaust vents need to be extended and inspect grout cracking at joints - $4,000;

10.	Fayetteville, NC Individual Property - Soil erosion damage to western border fence - $750;

11.	Greenville, MA Individual Property - Soil erosion around entrance to property - $1,000;

12.	Danville, VA Individual Property - Drywall damage and repair due to water leak - $250; and

13.	Mt. Hermon, LA Individual Property - Water leak in northeast corner of stockroom and site lightning not functional - $1,400.

SCHEDULE II

REPLACEMENTS

None

SCHEDULE III

ORGANIZATIONAL CHART

SCHEDULE IV

DESCRIPTION OF REA’S
First Houston, TX Individual Property
Declaration of Covenants, Easements and Restrictions dated December 8, 2006 and recorded December 11, 2006 as Document Number 20060253045.

Coalinga, CA Individual Property
Declaration of Easements, Covenants, Conditions and Restrictions dated March 28, 2008 and recorded April 10, 2008 as Instrument Number 20080051803.

Reciprocal Easement Agreement recorded September 29, 2011 as Instrument Number 2001-0130645.

Maplewood, NJ Individual Property
Declaration of Covenants and Restrictions dated June 7, 2011 and recorded June 17, 2011 in Deed Book 12315, page 7705.

Stevensville, MI Individual Property
Declaration of Easements, Covenants, Conditions and Restrictions dated April 5, 2007 and recorded April 18, 2007 in Liber 2786, page 2067.

Declaration of Easements and Covenants dated January 18, 2008 and recorded April 7, 2008 in Liber 2837, page 1327.

Tomball, Houston, TX Individual Property
Declaration of Covenants, Easements and Restrictions dated May 24, 2006 and recorded May 31, 2006 as File Number Z339095, as amended by First Amendment to Declaration of Covenants, Easements and Restrictions dated May 25, 2006 and recorded May 31, 2006 as File Number Z339113.

Declaration of Covenants, Easements and Restrictions dated October 31, 2006 and recorded November 6, 2006 as File Number 20060176672.

Rio Grande, TX Individual Property
Cross Access Easement, Covenants and Restrictions Agreement dated May 14, 2010 and recorded May 21, 2010 in Volume 1275, page 151.

Conway, Mo Individual Property
Reciprocal Easement Agreement with Covenants and Restrictions dated December 7, 2010 and recorded December 8, 2010 in Book 253, page 2617.

Progreso, TX Individual Property
Easement and Use Restriction Agreement dated October 15, 2009 and recorded October 19, 2009 as Clerk's File Number 2044334.
Vass, NC Individual Property
Reciprocal Easement Agreement with Covenants and Restrictions dated March 25, 2011 and recorded March 29, 2011 in Book 3858, page 381.

Grand Ridge, FL Individual Property
Declaration and Agreement of Easement for Ingress and Egress dated May 6, 2010 and recorded May 12, 2010 in Book 1274, page 154.

SCHEDULE V

ALLOCATED LOAN AMOUNTS

Advance Auto - Jones Road, TX	$800,000
Advance Auto - Tomball Pkwy, TX	$800,000
Walgreens - Maplewood, NJ	$4,700,000
Walgreens - Stevensville, MI	$3,100,000
Walgreens - Coalinga, CA	$2,800,000
Dollar General - Progreso, TX	$400,000
Dollar General - Roma, TX	$500,000
Dollar General - Rio Grande City, TX	$300,000
Dollar General - Pleasant City, OH	$300,000
Dollar General - Maysville, MO	$300,000
Dollar General - Poteet, TX	$400,000
Dollar General - Payne, OH	$300,000
Dollar General - Licking, MO	$300,000
Dollar General - King City, MO	$300,000
Dollar General - Stanberry, MO	$300,000
Dollar General - Conway, MO	$300,000
Dollar General - Auxvasse, MO	$300,000
Dollar General - Forest, OH	$300,000
Dollar General - Molino, FL	$400,000
Dollar General - Red Level, AL	$300,000
Dollar General - New Matamoras, OH	$300,000
Dollar General - Pleasant Hill, TN	$300,000
Dollar General - Lyford, TX	$300,000
Dollar General - Minong, WI	$300,000
Dollar General - Tuscaloosa, AL	$300,000
Dollar General - Solon Springs, WI	$300,000
Dollar General - Mellen, WI	$300,000
Dollar General - Greenfield, OH	$400,000
Dollar General - St. Clair, MO	$400,000
Dollar General - Grand Ridge, FL	$300,000
Dollar General - Fayetteville, NC	$300,000
Dollar General - Ocean Isle Beach, NC	$400,000
Dollar General - Vass, NC	$300,000
Dollar General - Danville, VA	$300,000
Dollar General - Hopewell, VA	$500,000
Dollar General - Chesterfield, VA	$400,000
Dollar General - Hot Springs, VA	$400,000
Dollar General - Mt. Hermon, LA	$400,000
Dollar General - Richwood, LA	$400,000
Dollar General - Choudrant, LA	$300,000
Dollar General - Mangham, LA	$300,000
Dollar General - Edwards, MS	$300,000
Dollar General - Greenville, MS	$300,000
Dollar General - Walnut Grove, MS	$300,000
Dollar General - Marthasville, MO	$300,000
Social Security Administration -Cocoa, FL	$500,000
US Department of Agriculture - Grangeville, ID	$2,100,000
Fedex Ground - Orangetown, NY	$26,100,000
Total	$54,300,000

SCHEDULE VI

DESCRIPTION OF USES

	Property Address	Description of Uses
1	Advance Auto - 12026 Jones Road, Houston, TX	retail (subject to compliance with all Legal Requirements)
2	Advance Auto - 13402 Tomball Parkway, Houston, TX	retail (subject to compliance with all Legal Requirements)
3	Walgreens - 1633 Springfield Avenue, Maplewood, NJ	retail (subject to compliance with all Legal Requirements)
4	Walgreens - 1710 W. John Beers Road, Stevensville, MI	retail (subject to compliance with all Legal Requirements)
5	Walgreens -265 W. Forest Avenue, Coalinga, CA	retail (subject to compliance with all Legal Requirements)
6	Dollar General - 701 E. Military Hwy Progreso, TX	retail (subject to compliance with all Legal Requirements)
7	Dollar General - 207 North Estrella St., Roma, TX	retail (subject to compliance with all Legal Requirements)
8	Dollar General - 3515 W. Hwy 83, Rio Grande City, TX	retail (subject to compliance with all Legal Requirements)
9	Dollar General - 2176 Stacey Rd., Poteet, TX	retail (subject to compliance with all Legal Requirements)
10	Dollar General - 317 N. Main St. Payne, OH	retail (subject to compliance with all Legal Requirements)
11	Dollar General - 10525 Clay Pike Rd., Pleasant City, OH	retail (subject to compliance with all Legal Requirements)
12	Dollar General - 1104 South Polk St., Maysville, MO	retail (subject to compliance with all Legal Requirements)
13	Dollar General - 120 W. Hwy. 32, Licking, MO	retail (subject to compliance with all Legal Requirements)
14	Dollar General - 401 N. Connecticut Street, King City, MO	retail (subject to compliance with all Legal Requirements)
15	Dollar General - 814 E. Main Street, Stanberry, MO	retail (subject to compliance with all Legal Requirements)
16	Dollar General - 711 West Jefferson Avenue, Conway, MO	retail (subject to compliance with all Legal Requirements)
17	Dollar General - 525 E. Harrison, Auxvasse, MO	retail (subject to compliance with all Legal Requirements)
18	Dollar General - 13870 Highway 69 South - Tuscaloosa, AL	retail (subject to compliance with all Legal Requirements)
19	Dollar General - 35747 State Rd. 55 - Red Level, AL	retail (subject to compliance with all Legal Requirements)
20	Dollar General - 6856 Highway 90 - Grand Ridge, FL	retail (subject to compliance with all Legal Requirements)
21	Dollar General - 6511 Hwy 29 - Molino, FL	retail (subject to compliance with all Legal Requirements)
22	Dollar General - 2450 U.S. Highway 80 - Choudrant, LA	retail (subject to compliance with all Legal Requirements)
23	Dollar General - 4287 Hwy 15 - Mangham, LA	retail (subject to compliance with all Legal Requirements)
24	Dollar General - 36301 Hwy 38 - Mt. Hermon, LA	retail (subject to compliance with all Legal Requirements)
25	Dollar General - 3415 Reddix Lane - Richwood, LA	retail (subject to compliance with all Legal Requirements)
26	Dollar General - 15955 St. Highway 47 - Marthasville, MO	retail (subject to compliance with all Legal Requirements)
27	Dollar General - 10 Paul Parks Drive - St. Clair, MO	retail (subject to compliance with all Legal Requirements)
28	Dollar General - 502 Jackson St - Edwards, MS	retail (subject to compliance with all Legal Requirements)
29	Dollar General - 1799 HWY 1 N - Greenville, MS	retail (subject to compliance with all Legal Requirements)
30	Dollar General - 135 HWY 35 S - Walnut Grove, MS	retail (subject to compliance with all Legal Requirements)
31	Dollar General - 1515 Pamalee Drive - Fayetteville, NC	retail (subject to compliance with all Legal Requirements)
32	Dollar General - 6659 Ocean Beach Drive - Ocean Isle Beach, NC	retail (subject to compliance with all Legal Requirements)
33	Dollar General - 4500 Lobelia Road - Vass, NC	retail (subject to compliance with all Legal Requirements)
34	Dollar General - 702 S. Madriver St. - Forest, OH	retail (subject to compliance with all Legal Requirements)
35	Dollar General - 1401 Jefferson Street - Greenfield, OH	retail (subject to compliance with all Legal Requirements)
36	Dollar General - 1400 Park Ave. - New Matamoras, OH	retail (subject to compliance with all Legal Requirements)
37	Dollar General - 17 Star Drive - Pleasant Hill, TN	retail (subject to compliance with all Legal Requirements)
38	Dollar General - 8422 Business 77 N - Lyford, TX	retail (subject to compliance with all Legal Requirements)
39	Dollar General - 2398 West Main Street - Danville, VA	retail (subject to compliance with all Legal Requirements)
40	Dollar General - 3501 Oaklawn Boulevard - Hopewell, VA	retail (subject to compliance with all Legal Requirements)
41	Dollar General - 6730 Jefferson Davis Hwy - Chesterfield, VA	retail (subject to compliance with all Legal Requirements)
42	Dollar General - 9328 Sam Snead Hwy - Hot Springs, VA	retail (subject to compliance with all Legal Requirements)
43	Dollar General - 709 W. Hokah Street - Minong, WI	retail (subject to compliance with all Legal Requirements)
44	Dollar General - 800 North Main Street - Mellen, WI	retail (subject to compliance with all Legal Requirements)
45	Dollar General - 9040 North Boundary Road - Solon Springs, WI	retail (subject to compliance with all Legal Requirements)
46	SSA - 310 Canaveral Groves Blvd. - Cocoa, FL	Office (subject to compliance with all Legal Requirements)
47	USDA - 104 Airport Rd. - Grangeville, ID	Office (subject to compliance with all Legal Requirements)
48	FedEx - 622 Route 303 - Orangetown, NY	Office and Warehouse (subject to compliance with all Legal Requirements)

SCHEDULE VII

ORGANIZATIONAL ID NOS. AND TAXPAYER ID NOS.

Entity	Federal Tax ID No.	DE Organizational ID No.
ARC3 WGMPWNJ001, LLC	61-1664037	5042980
ARC3 WGCLACA001, LLC	45-3457496	5043353
ARC3 WGSTVMI001, LLC	35-2428118	5064141
ARC3 AAHUSTX001, LLC	45-3457138	5042935
ARC3 AAHUSTX002, LLC	45-3457343	5042937
ARC3 DGPGSTX001, LLC	45-3596997	5047048
ARC3 DGRMATX001, LLC	45-3607196	5047077
ARC3 DGRGCTX001, LLC	45-3607121	5407070
ARC3 DGPTTTX001, LLC	45-3607042	5047061
ARC3 DGPYNOH001, LLC	45-3679403	5049661
ARC3 DGPLCOH001, LLC	45-3670738	5049666
ARC3 DGMVLMO001, LLC	45-3649446	5049693
ARC3 DGLKGMO001, LLC	45-3723218	5059298
ARC3 DGKGCMO001, LLC	45-3723577	5059300
ARC3 DGSBRMO001, LLC	45-3723654	5059302
ARC3 DGCWYMO001, LLC	45-3723701	5059304
ARC3 DGAVSMO001, LLC	45-3723767	5059305
ARC3 DGTLSAL001, LLC	80-0774327	5078065
ARC3 DGRDLAL001, LLC	45-3570623	5047080
ARC3 DGGDRFL001, LLC	30-0713131	5078073
ARC3 DGMLOFL001, LLC	45-3627540	5049646
ARC3 DGCDTLA01, LLC	80-0785436	5086854
ARC3 DGMGMLA01, LLC	90--795466	5086861
ARC3 DGMHNLA01, LLC	90-0794581	5086848
ARC3 DGRWDLA01, LLC	90-0794635	5086847
ARC3 DGMTLMO01, LLC	90-0794204	5100425
ARC3 DGSCRMO001, LLC	37-1659951	5078071
ARC3 DGEDWMS001, LLC	37-1658879	5086660
ARC3 DGGVLMS001, LLC	80-0773499	5086655
ARC3 DGWGVMS001, LLC	90-0782456	5086654
ARC3 DGFYTNC01, LLC	80-0784254	5086855
ARC3 DGOIBNC01, LLC	80-0784283	5086864
ARC3 DGVASNC01, LLC	36-4725221	5086866
ARC3 DGFSTOH001, LLC	45-3655209	5049631
ARC3 DGGFDOH001, LLC	90-0783310	5078070
ARC3 DGNMSOH001, LLC	45-3655177	5049632
ARC3 DGPTCTN001, LLC	32-0364019	5078060
ARC3 DGLFDTX001, LLC	30-0713674	5078062
ARC3 DGDVLVA01, LLC	61-1675912	5086853
ARC3 DGHWLVA01, LLC	35-2437778	5086850
ARC3 DGCFDVA01, LLC	35-2437818	5086857
ARC3 DGHSGVA01, LLC	80-0784558	5086859
ARC3 DGMNGWI001, LLC	37-1659978	5078063
ARC3 DGMLNWI001, LLC	80-0773832	5078068
ARC3 DGSNSWI001, LLC	30-0713158	5078066
ARC3 GSCOCFL001, LLC	61-1668115	5065233
ARC3 GSGRAID01, LLC	30-0719623	5091306
ARC3 FEORTNY001, LLC	80-0785472	5090781

SCHEDULE 3.12

1.	As of the date hereof, Borrower has filed the environmental reports required to be filed in accordance with Section 7.07 of the Coalinga, CA Individual Property Environmental Restriction.

2.	Borrower has not recorded certain restrictive covenants contained as Exhibit A to that certain Stevensville, MI Individual Property Remediation Agreement.

EXHIBIT A-1

[Form of Notice Letter - Tenants]
___________, 201__
[TENANT]
Re:    [Describe Lease] (the “Lease”)
To Whom it May Concern:
A new cash management system has been adopted in connection with our loan from [_________________], its successors and/or assigns (“Lender”). Consequently, from and after the date of this letter, all payments due under the Lease should be delivered as follows:
(i)    If by check, money order, or its equivalent, please mail such items to:

Attention:
Facsimile No.:

(ii)    If by wire transfer to:

Payee:
ABA Routing #:
For Account:
Account #:
Bank Contact:

This payment direction may not be rescinded or altered, except by a written direction signed by the Lender or its agent.
We appreciate your cooperation.
Very truly yours,
[BORROWER]
EXHIBIT A-2

[Form of Notice Letter - Stevensville, MI Individual Property]
___________, 201__
[TENANT]
Re:    [Describe Lease] (the “Lease”)
To Whom it May Concern:
A new cash management system has been adopted in connection with our loan from [_________________], its successors and/or assigns (“Lender”). Consequently, from and after the date of this letter, all payments due under the Lease should be delivered as follows:
(i)    If by check, money order, or its equivalent, please mail such items to:

Attention:
Facsimile No.:

(ii)    If by wire transfer to:

Payee:
ABA Routing #:
For Account:
Account #:
Bank Contact:

This payment direction may not be rescinded or altered, except by a written direction signed by the Lender or its agent.
Finally, we would like to take this opportunity to remind you of your “due care” obligations regarding your tenancy. Pursuant to M.C.L.A. Section 324.20107a, you, as an operator of the property described in the Lease, you were provided with notice of certain restrictions on your use of the property due to the property historically containing certain environmental hazards. You are hereby once again reminded and asked to please comply with all of the “due care” requirements found in the statute cited above.
We appreciate your cooperation.
Very truly yours,
[BORROWER]
EXHIBIT B

Out-Parcel

EXHIBIT C

FedEx Punch List Items